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                                                                    EXHIBIT 10.9

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             CORTEZ OIL & GAS, INC.,

                              HRM RESOURCES, INC.,

                               THE SECURITYHOLDERS

                                       OF

                             CORTEZ OIL & GAS, INC.

                                       AND

                           ENCORE ACQUISITION COMPANY

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                                TABLE OF CONTENTS

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                                        ARTICLE 1
                                       DEFINITIONS

1.1   Defined Terms......................................................................    1
1.2   References and Titles..............................................................   13

                                        ARTICLE 2
                                      THE PURCHASE

2.1   Purchase and Sale..................................................................   14
2.2   Time and Date of Closing...........................................................   15
2.3   Closing Obligations................................................................   15
2.4   Adjustments to Aggregate Purchase Price for Breaches of Representations and
      Warranties.........................................................................   16
2.5   Additional Adjustments to Preliminary Aggregate Purchase Price.....................   19
2.6   Excluded Assets....................................................................   20

                                        ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

3.1   Authority..........................................................................   21
3.2   No Violations......................................................................   21
3.3   Consents and Approvals.............................................................   22
3.4   Ownership of Securities............................................................   22
3.5   Brokers............................................................................   22

                                        ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1   Organization.......................................................................   22
4.2   Authority and Enforceability.......................................................   23
4.3   No Violations......................................................................   23
4.4   Consents and Approvals.............................................................   23
4.5   Financial Statements...............................................................   23
4.6   Capital Structure..................................................................   24
4.7   Material Agreements................................................................   25
4.8   Investments and Indebtedness.......................................................   25
4.9   Employment Matters; Independent Contractors........................................   26
4.10  Employee Benefit Plans.............................................................   26
4.11  Litigation.........................................................................   28
4.12  Taxes and Tax Returns..............................................................   28
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4.13  Title to and Sufficiency of Assets.................................................   29
4.14  Compliance with Laws and Permits...................................................   29
4.15  Proprietary Rights.................................................................   30
4.16  Environmental Matters..............................................................   30
4.17  Insurance..........................................................................   31
4.18  Governmental Regulation............................................................   32
4.19  Brokers............................................................................   32
4.20  Oil and Gas Operations.............................................................   32
4.21  Gas Imbalances.....................................................................   33
4.22  Royalties and Rentals..............................................................   33
4.23  Payout Balances....................................................................   33
4.24  Prepayments........................................................................   33
4.25  Capital Expenditures...............................................................   33
4.26  Financial and Product Hedging Contracts............................................   33
4.27  Books and Records..................................................................   33
4.28  Reserve Report.....................................................................   34
4.29  Powers of Attorney, Authorized Signatories, Registered Agents......................   34
4.30  Absence of Certain Changes or Events...............................................   34
4.31  Related Party Transactions.........................................................   36

                                        ARTICLE 5
                          REPRESENTATIONS AND WARRANTIES OF BUYER

5.1   Organization.......................................................................   37
5.2   Authority and Enforceability.......................................................   37
5.3   No Violations......................................................................   37
5.4   Consents and Approvals.............................................................   38
5.5   Litigation.........................................................................   38
5.6   Funding............................................................................   38
5.7   Brokers............................................................................   38

                                        ARTICLE 6
                                        COVENANTS

6.1   Conduct of Business by the Company Pending Closing.................................   38
6.2   Access to Assets, Personnel and Information........................................   41
6.3   Environmental Studies..............................................................   42
6.4   Third Party Consents...............................................................   42
6.5   Public Announcements; Confidentiality..............................................   43
6.6   Notification of Certain Matters....................................................   43
6.7   No Negotiations....................................................................   44
6.8   Access to Information..............................................................   44
6.9   Investigation and Agreement by Buyer; No Other Representations or Warranties.......   44
6.10  Indemnification....................................................................   45
6.11  Indemnification of Officers and Directors..........................................   46
6.12  Compliance with Furst Ranch Exploration Agreement..................................   46
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                                       ARTICLE 7
                                      CONDITIONS

7.1   Conditions to Each Party's Obligation..............................................   46
7.2   Conditions to Obligation of Buyer..................................................   47
7.3   Conditions to Obligations of the Company and the Securityholders...................   47

                                       ARTICLE 8
                                      TERMINATION

8.1   Termination........................................................................   48
8.2   Effect of Termination..............................................................   49
8.3   Return of Documentation............................................................   49

                                       ARTICLE 9
                             LIMITATIONS ON COMPETITION

9.1   Prohibited Activities..............................................................   49
9.2   Injunctions and Restraining Orders.................................................   50
9.3   Restraint..........................................................................   50
9.4   Severability; Reformation..........................................................   50
9.5   Independent Covenant...............................................................   50
9.6   Materiality........................................................................   51

                                       ARTICLE 10
                                      MISCELLANEOUS

10.1  Survival of Representations and Warranties.........................................   51
10.2  Amendment and Modification.........................................................   51
10.3  Notices ...........................................................................   51
10.4  Counterparts.......................................................................   52
10.5  Severability.......................................................................   53
10.6  Attorneys' Fees....................................................................   53
10.7  Time...............................................................................   53
10.8  Parties in Interest................................................................   53
10.9  Entire Agreement...................................................................   53
10.10 Applicable Law.....................................................................   53
10.11 Assignment.........................................................................   53
10.12 Waivers ...........................................................................   53
10.13 Confidentiality Agreement..........................................................   54
10.14 Incorporation......................................................................   54
10.15 Cooperation After Closing..........................................................   54
10.16 Rules of Construction..............................................................   54
10.17 Expenses and Obligations...........................................................   55
10.18 Release ...........................................................................   55
10.19 Appointment of Attorney-in-Fact....................................................   56
10.20 Arbitration........................................................................   57
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SCHEDULE A                     STOCKHOLDERS

SCHEDULE B                     OPTIONHOLDERS

SCHEDULE C-1                   CLOSING AGGREGATE PURCHASE PRICE CALCULATION

SCHEDULE C-2                   PRELIMINARY AGGREGATE PURCHASE PRICE CALCULATION

EXHIBIT 2.3(a)(ii)             FORM OF OPTION SURRENDER AGREEMENT

EXHIBIT 2.3(a)(iii)            FORM OF OPINION OF SELLER'S COUNSEL

EXHIBIT 2.3(a)(vi)             FORM OF TERMINATION AGREEMENT

EXHIBIT 2.3(a)(xi)             FORM OF RELEASE AGREEMENT

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 2, 2004, is made by and among Cortez Oil & Gas, Inc., a Delaware corporation (the "Company"), the securityholders of the Company identified on Schedule A and Schedule B hereto, Encore Acquisition Company, a Delaware corporation ("Buyer"), and HRM Resources Inc., a Delaware corporation ("HRM") (solely with respect to its obligations under Sections 2.1(g), 2.6, 6.1(a)(vi) and (xvi), 6.5(b) and 6.10(b)).

                             PRELIMINARY STATEMENTS

         A. The stockholders identified on Schedule A hereto (collectively, the "Stockholders"), own all of the outstanding shares of capital stock of the Company.

         B. The optionholders identified on Schedule B hereto (collectively, the "Optionholders" and, together with the Stockholders, the "Securityholders") hold all of the outstanding options of the Company.

         C. The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, 2,914 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), representing all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein.

         D. The Optionholders desire to surrender, and Buyer desires for the Optionholders to surrender, options to purchase 61 shares of Common Stock (the "Options"), representing all of the issued and outstanding options to purchase capital stock of the Company, upon the terms and subject to the conditions set forth herein.

         E. The Company, the Securityholders and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the foregoing.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

         "AAA" means the American Arbitration Association.

         "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common

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control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Aggregate Defect Threshold" has the meaning set forth in Section 2.4(b)(i).

         "Agreement" means this Stock Purchase Agreement, as amended, supplemented or modified from time to time.

         "Allocated Values" means the allocation of values for the Ownership Interests as set forth on Schedule 1.1-A of the Company Disclosure Schedule.

         "Applicable Laws" means all laws (including common law), statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on the date of this Agreement or the Closing Date.

         "Arbitration Notice" has the meaning specified in Section 10.20.

         "Bank Credit Agreement" means the Credit Agreement, dated as of December 12, 2000 between the Company, as borrower, and Fleet National Bank, as Administrative Agent (as amended and supplemented as of the date hereof).

         "Borrowed Funds" has the meaning set forth in Section 2.1(g).

         "Business Day" means any day other than (i) Saturday, Sunday or federal holiday or (ii) a day on which commercial banks in Fort Worth, Texas are authorized or required to be closed.

         "Buyer" has the meaning specified in the first paragraph of this Agreement.

         "Buyer Damages" has the meaning specified in Section 6.10(a).

         "Buyer Indemnitees" has the meaning specified in Section 6.10(a).

         "Buyer Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Buyer.

         "Capital Budget (2004)" means the capital budget of the Company and its Subsidiaries for oil and gas drilling and exploitation projects to be undertaken in calendar year 2004, a copy of which is included in Schedule 1.1-B of the Company Disclosure Schedule.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

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         "Closing" means the closing and consummation of the transactions contemplated by this Agreement.

         "Closing Aggregate Purchase Price" means, with respect to a Securityholder, the amount calculated as of the Closing and set forth under the caption "Closing Aggregate Purchase Price" in the Closing Aggregate Purchase Price Calculation Schedule.

         "Closing Aggregate Purchase Price Calculation Schedule" means a calculation schedule delivered at Closing evidencing the Closing Aggregate Purchase Price and the calculation of its relevant components in the form attached hereto as Schedule C-1.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company" has the meaning specified in the first paragraph of this Agreement.

         "Company Advisor" means Richardson Barr & Co., Natural Gas Partners V, L.P. and any other agent, consultant or advisor to the Company with respect to the transactions contemplated by this Agreement.

         "Company Disclosure Schedule" shall mean that certain disclosure document of even date with this Agreement from the Company to Buyer delivered concurrently with the execution and delivery of this Agreement.

         "Company Employee Benefit Plans" has the meaning set forth in Section 4.10(a).

         "Company Financial Statements" means (i) the audited consolidated financial statements of the Company and its consolidated Subsidiaries (including the related notes) as of December 31, 2000, 2001 and 2002 and for the period from inception to December 31, 2000 and for the years ended December 31, 2001 and 2002 and (ii) the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the twelve months ended December 31, 2003.

         "Company Legal Costs" means the fees, expense reimbursements and any and all other amounts due to Vinson & Elkins L.L.P. or any other outside counsel engaged by the Company or any of its Subsidiaries relating to its services after December 31, 2003 in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         "Company Permits" has the meaning set forth in Section 4.14.

         "Company Privileged Information" has the meaning set forth in Section 6.2(b).

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         "Company Transaction Costs" means (i) the fees, expense reimbursements and any and all other amounts that would be due Company Advisors assuming the transactions contemplated under this Agreement, plus (ii) all amounts paid or payable to the officers and employees of HRM from and after December 31, 2003 for release and bonus payment amounts pursuant to Section 2.1(g).

         "Confidential Information" has the meaning set forth in Section 6.5.

         "Confidentiality Agreement" means the letter agreement dated October 3, 2003, between the Company and Buyer relating to the Company's furnishing of information to Buyer in connection with Buyer's evaluation of the possibility of acquiring the Company.

         "Debt" means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Guarantees of such Person, (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (e) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person, (f) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business, (g) any indebtedness for borrowed money secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person; but specifically excluding any deferred tax items and amounts related to the fair value of hedging arrangements; notwithstanding the foregoing, "Debt" shall not include (i) letters of credit and performance or surety bonds listed on
Schedule 4.17 of the Company Disclosure Schedule to the extent that such are not drawn upon, (ii) any letters of credit or performance or surety bonds, to the extent that such are not drawn upon, that were issued in replacement of any of the letters of credit or performance or surety bonds listed on Schedule 4.17 of the Company Disclosure Schedule and (iii) any letters of credit or performance or surety bonds that come into existence after the date of this Agreement to the extent that such are not drawn upon.

         "Debt Amount" means the total principal, interest, fees and other expenses, if any, unpaid and outstanding on all loans under the Bank Credit Agreement; notwithstanding the foregoing, "Debt Amount" shall not include (i) letters of credit and performance or surety bonds listed on Schedule 4.17 of the Company Disclosure Schedule to the extent that such are not drawn upon, (ii) any letters of credit or performance or surety bonds, to the extent that such are not drawn upon, that were issued in replacement of any of the letters of credit or performance or surety bonds listed on Schedule 4.17 of the Company Disclosure Schedule and (iii) any letters of credit or performance or surety bonds that come into existence after the date of this Agreement to the extent that such are not drawn upon.

         "December 31 Balance Sheet" means the final unaudited consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m., central time, on December 31, 2003, as prepared by the Company in accordance with GAAP and the terms of this Agreement and as agreed to by Buyer.

         "Defect Notice" has the meaning set forth in Section 2.4(a).

                                       4
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         "Defensible Title" means such right, title and interest that is (a)
with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Company and Buyer, through its ownership of the Common Stock, the right as against all third parties to directly or indirectly enjoy the benefits of ownership and possession of the Ownership Interests, (b) with respect to Ownership Interests not yet earned under a farmout agreement, described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there is exists no material default by the Company or a Subsidiary thereof, and (c) subject to Permitted Encumbrances, free and clear of all Liens.

         "Enbridge" means Enbridge Gathering (North Texas) L.P.

         "Environmental and Regulatory Assessment" shall mean one or more on-site inspections of the Operated Properties (or part thereof) together with review of pertinent records in the possession of the Company or any of its Subsidiaries relating to the environmental condition and regulatory compliance of the Operated Properties, it being understood that Buyer or Buyer's Representatives may conduct a Phase I environmental analysis (as contemplated by the most recent version of ASTM 1527E) of the Operated Properties to evaluate the environmental condition of the Operated Properties. "Environmental and Regulatory Assessment" shall also include such further inspections, including invasive or intrusive samplings or studies, as may be conducted in accordance with Section 6.3.

         "Environmental Law" means any law, ordinance or regulation of any Governmental Authority (including common law), as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof or the exposure thereto), or the environmental conditions on, under, or about any real property owned, leased or operated at any time by the Company or any of its Subsidiaries, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources, in each case as in effect on the date of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

         "ERISA Affiliate" means any entity that is or ever was required to be aggregated with the Company or any of its Subsidiaries pursuant to section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

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         "Excluded Assets" has the meaning specified in Section 2.6.

         "Final Aggregate Option Exercise Price" means, with respect to an Optionholder, the exercise price payable by an Optionholder upon exercise of such Optionholder's options as of the Closing Date.

         "Final Company Legal Costs" means the Company Legal Costs as of and through the Closing Date.

         "Final Company Transaction Costs" means Company Transaction Costs as of and through the Closing Date.

         "Final Debt Amount" means the Debt Amount reflected on the December 31 Balance Sheet.

         "Final Note Payoff Amount" means, with respect to a Securityholder, the total of all principal and interest due the Company or its Subsidiaries from such Securityholder under the Notes as of the Closing Date.

         "Final Working Capital" means the Working Capital as calculated in the Closing Aggregate Purchase Price Calculation Schedule and which is reflected on the December 31 Balance Sheet.

         "Furst Ranch Exploration Agreement" means The Exploration Agreement, dated effective as of October 1, 2002, between Cortez Operating Company and Old WR Ranch I L.P., et al., as amended.

         "Furst Ranch Oil and Gas Lease" means the Oil and Gas Lease, dated effective as of October 1, 2002, between Cortez Operating Company and Old WR Ranch I L.P., et al., as amended.

         "GAAP" means generally accepted accounting principles in the United States.

         "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Company, any of its Subsidiaries, Buyer, any Securityholder or any of their respective properties or assets.

         "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person; provided that, the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

         "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, and as in effect on the date of this Agreement, (c) any chemical, material, waste or substance, in

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any form or condition, the use, transportation, production, handling, storage, treatment, disposal or discharge of which, or the exposure thereto, is prohibited or regulated by any Applicable Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof and as in effect on the date of this Agreement, (e) any asbestos-containing materials in any form or condition, (f) any polychlorinated biphenyls in any form or condition, and (g) Hydrocarbons and their derivatives.

         "HRM" has the meaning specified in the first paragraph of this Agreement.

         "HRM 401(k) Plan" means the 401(k) retirement plan of HRM currently in effect for the benefit of its employees, pursuant to which HRM automatically contributes 3% of each employee's cash compensation to the plan.

         "HRM Asset Transfer" has the meaning set forth in Section 2.6.

         "HRM Transfer" has the meaning set forth in Section 2.6.

         "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

         "Investment" in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided that, "Investments" shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

         "Lien" means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, defect in title, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

         "Material Adverse Effect" means (a) when used with respect to the Company, a material and adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that no change, effect or circumstance shall be deemed (either alone or in combination) to constitute, nor shall be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of, or relates to, (i) a general deterioration in the economy or in the industries in which the Company or any Subsidiary thereof operates, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) any change after the date of this Agreement in any laws, statutes, rules, regulations, ordinances, judgments, orders, decrees or the interpretation thereof, (iv) actions taken by Buyer or any of its Affiliates, or
(v) compliance with the terms of, or the taking of any action required by, this Agreement, and (b) when used with respect to Buyer, a result or consequence that would materially adversely affect Buyer's ability to perform their respective

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obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

         "Material Agreement" means any written or oral agreement, contract, lease, easement, license, commitment, or understanding to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is directly or indirectly bound, or to which any assets of the Company or any of its Subsidiaries may be subject, (a) pursuant to which the Company or any of its Subsidiaries acquires any material portion of the raw materials, supplies or services used or consumed by the Company or any of its Subsidiaries in the operation of its business (unless such raw materials, supplies or services are readily available to the Company or any of its Subsidiaries from other sources on comparable terms), (b) pursuant to which the Company or any of its Subsidiaries derives any material part of its revenues,
(c) containing any restriction on the Company or any of its Affiliates from competing in any line of business or with any Person in any geographical area;
(d) involving (A) the acquisition, merger or purchase of all or substantially all the assets or business of a third party, (B) the sale of assets other than sales of produced Hydrocarbons or tangible equipment or inventory in the ordinary course of business, (C) the purchase of any real property or oil and gas properties or (D) the grant to any person of any preferential right to purchase any material asset or assets of the Company; (e) containing any "change in control" or similar provision pursuant to which the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit; (f) including any mortgage or other grant of security interests, guarantee or note, relating to the borrowing of money;
(g) any provision which would prohibit or materially delay the consummation of the transactions contemplated hereby; (h) not entered into in the ordinary course of business involving in excess of $100,000; (i) containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals; (j) relating to any outstanding commitment for capital expenditures in excess of $100,000; (k) requiring contingent payments by the Company or any of its Subsidiaries in connection with the purchase of oil and gas properties; (l) involving confidentiality or standstill agreements with any Person (the effectiveness of which extends beyond the date that is six months following the date hereof) that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets; (m) in favor of directors or officers that provide rights to indemnification; (n) with respect to oil, gas and mineral leases and joint operating agreements, those oil, gas and mineral leases and joint operating agreements representing the top 90% of such leases and agreements ranked by Allocated Value and (o) that is material to the Company or any of its Subsidiaries, other than those that are covered by clauses (a) through (n) above.

         "Note" or collectively, the "Notes" means those three promissory notes dated as of April 1, 2002, executed by certain officers of the Company in favor of the Company, the collective principal amount of which is $6,079,878 and each of which shall be paid off by such officers at Closing.

         "Notice Date" means the later of (a) thirty (30) days after Buyer receives the initial December 31 Balance Sheet proposed by the Company and (b) April 16, 2004.

         "Office Lease" means that certain Office Lease Agreement dated October 24, 2001, between Brangus, Ltd., as Landlord, and Cortez Oil & Gas, Inc., as Tenant, as amended from time to time.

         "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests, (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing, and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, regardless of location. References in this Agreement to the "Oil and Gas Interests of the Company" or "the Company's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Company or its Subsidiaries.

         "Operated Properties" means each Ownership Interest (a) that is subject to a joint operating agreement pursuant to which the Company or any of its Subsidiaries is designated as an operator thereunder and (b) to the extent not described in subclause (a), with respect to which the Company or any of its Subsidiaries is designated as an operator under a regulatory permit.

         "Optionholder" and "Optionholders" have the meaning set forth in the preliminary statements.

         "Options" means the collective reference to all options to purchase shares of capital stock of the Company.

         "Option Surrender Agreement" means the form of Agreement set forth in
Exhibit 2.3(a)(ii) hereto.

         "Ownership Interests" means the collective ownership interests of the Company and its Subsidiaries in the Oil and Gas Interests, as set forth in
Schedule 1.1-C of the Company Disclosure Schedule.

         "Payout Balance(s)" means the status, as of the dates of the Company's calculations, of the recovery by the Company or a third party of a cost amount specified in the contract relating to a well included in the Ownership Interests out of the revenue from such well where the working interest or the net revenue interest of the Company therein will be adjusted when such amount has been recovered.

         "Permitted Encumbrances" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if the Company shall have set aside on its books such reserves (segregated to the extent required by GAAP) as may be required by or consistent with GAAP,
(b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if the Company shall have set aside on its books such reserves (segregated to the extent required by GAAP) as may be required by or consistent with GAAP, (c) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature for sums not yet due or being contested in good faith by appropriate proceedings, if the Company shall have set aside on its books such reserves (segregated to the extent required by GAAP) as may be required by or consistent with GAAP, (d) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property
(i) not reducing the Company's and its Subsidiaries collective net revenue interest in any Oil and Gas Interest below the applicable Ownership Interest, and (ii) not materially impairing the value of such property or interfering with the ordinary conduct of the business of the Company and its Subsidiaries with respect to such property or rights to any of their respective assets, (e) Liens arising pursuant to Section 9.319 of the Texas Business and Commerce Code and all other similar Liens created or arising by operation of law to secure a party's rights as a purchaser of oil and gas for sums not yet due or being contested in good faith by appropriate proceedings, if the Company shall have set aside on its books such reserves (segregated to the extent required by GAAP) as may be required by or consistent with GAAP, (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing (g) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business, provided the effect thereof on the collective working and net revenue interest, royalties and overriding royalties of the Company and its Subsidiaries has been properly reflected in the Ownership Interests, (h) any defects, irregularities or deficiencies in title to the Oil and Gas Interests that do not adversely affect the value of any individual asset of the Company or its Subsidiaries, (i) preferential rights to purchase and Third-Party Consents (to the extent not triggered by the consummation of the transaction contemplated herein or any prior transaction, event or circumstance), (j) Liens arising under or created pursuant to the Bank Credit Agreement, and (k) other Liens described in Schedule 1.1-D of the Company Disclosure Schedule.

         "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, or Governmental Authority.

         "Pre-Acquisition Claims" has the meaning set forth in Section 10.18.

         "Pre-Acquisition Matters" has the meaning set forth in Section 10.18.

         "Preliminary Aggregate Option Exercise Price" means, with respect to an Optionholder, the exercise price payable by an Optionholder upon exercise of such Optionholder's options as of March 31, 2004, which amount is set forth opposite such Optionholder's name under the caption "Preliminary Aggregate Option Exercise Price" on Schedule C-2 hereto.

         "Preliminary Aggregate Purchase Price" means, with respect to a Securityholder, the amount set forth opposite such Securityholder's name under the caption "Preliminary Aggregate Purchase Price" on Schedules C-1 and C-2 hereto.

         "Preliminary Balance Sheet" means the unaudited consolidated balance sheet for the twelve months ending December 31, 2003 and that is included in the Company Financial Statements.

         "Preliminary Company Legal Costs" means the Company Legal Costs estimated to be incurred as of March 31, 2004, which amount is estimated to be $250,000.

         "Preliminary Company Transaction Costs" means the Company Transaction Costs as of March 31, 2004, which amount is acknowledged and agreed to be $2,750,000.

         "Preliminary Debt Amount" means $37,343,328.

         "Preliminary Note Payoff Amount" means, with respect to a Securityholder, the total of all principal and interest due the Company from such Securityholder under the Notes as if the transactions contemplated under this Agreement closed on March 31, 2004, which amount is set forth opposite such Securityholder's name under the caption "Preliminary Note Payoff Amount" on Schedule C-2 hereto.

         "Preliminary Working Capital" means $3,852,909.

         "Product Hedging Contract" means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party or by which any of them may be bound.

         "Product Hedging Termination Costs" means (i) the aggregate cost to the Company and its Subsidiaries associated with the termination of all Product Hedging Contracts, less (ii) the lesser of (A) 40% of such costs and (B) $500,000.

         "Release Agreements" has the meaning set forth in Section 2.3(a)(xi).

         "Released Parties" has the meaning set forth in Section 10.18.

         "Relevant Geographic Area" has the meaning set forth in Section 9.1(a).

         "Rep and Warranty Defect" has the meaning set forth in Section 2.4(a).

         "Reserve Report" means the Company reserve report dated effective as of September 1, 2003 as audited by William M. Cobb & Associates, Inc. (the output pages for each category of reserves are attached as part of Schedule 1.1-E of the Company Disclosure Schedule).

         "Restricted Group" means, collectively, C. Randall Hill, R. Cory Richards and David C. Myers.

         "Restricted Party" means HRM and each Securityholder, other than Natural Gas Partners V, L.P.

         "Restricted Period" has the meaning set forth in Section 9.1.

         "Restricted Properties" has the meaning set forth in Section 9.1.

         "Seal Agreement" means that certain Retirement Agreement dated as of May 31, 1989 between Cortez Operating Company and William G. Seal.

         "Securityholders" means the Stockholders and the Optionholders, collectively.

         "Securityholder Representative" has the meaning set forth in Section 10.19.

         "Stockholder" and "Stockholders" have the meaning set forth in the preliminary statements.

         "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

         "Tag-Along Rights" has the meaning set forth in Section 6.12.

         "Tax Partnership" means any entity that was treated before 2003 or is to be treated in 2003 as a partnership for federal income tax purposes (including any entity that has made an election to be excluded from all or some of the provisions of subchapter K of the Code) in which the Company directly or indirectly through another Person owns any interest.

         "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

         "Termination Date" has the meaning set forth in Section 8.1.

         "Third-Party Consent" means all authorizations, consents, permits, orders or approvals of, or declarations, registrations or filings with, or expirations of waiting periods imposed by, any Person other than the Company, any Subsidiary thereof or Buyer.

         "Total Preliminary Aggregate Purchase Price" means, with respect to all Securityholders, the sum of each Securityholder's Preliminary Aggregate Purchase Price as set forth on Schedules C-1 and C-2 hereto.

         "Underproduction Amount" has the meaning set forth in Section
2.4(b)(v).

         "Working Capital" means the Company's and its Subsidiaries' consolidated, aggregate cash, cash equivalents, accounts receivable and other current assets, less the Company's and its Subsidiaries' consolidated, aggregate accounts payable and other current liabilities (including liabilities for accrued taxes but excluding deferred taxes), in each case calculated in accordance with GAAP and the terms of this Agreement; provided, however, that Working Capital shall not include (i) any assets or liabilities arising under, or relating to, Product Hedging Contracts, or (ii) any liabilities in respect of the Debt Amount. In calculating Working Capital, no reserves reflected on the Preliminary Balance Sheet shall be increased, reduced or eliminated except in the case of a reduction or elimination by reason of a payment, settlement or credit in the ordinary course of business and consistent with past practices.

         1.2      REFERENCES AND TITLES.

                  (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, clauses, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, clauses, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. In the event of any conflict between GAAP and the terms of this Agreement, the terms of this Agreement shall govern.

                  (b) As used in or when referring to representations and warranties contained in this Agreement, the phrase "to the knowledge" (in its various forms) of the representing party shall mean the actual knowledge, after due investigation, of the directors and officers of the representing party.

                  (c) All amounts payable hereunder shall be paid in United States Dollars.

                                   ARTICLE 2
                                  THE PURCHASE

         2.1 PURCHASE AND SALE. At the Closing and subject to the terms and conditions set forth in this Agreement:

                  (a) each Stockholder shall sell and transfer to Buyer, and Buyer shall purchase from each Stockholder, the number of Shares set forth opposite such Stockholder's name on Schedule A hereto;

                  (b) each Optionholder shall deliver, and the Company shall accept, a duly executed Option Surrender Agreement with respect to Options to purchase the number of shares of Common Stock set forth opposite such Optionholder's name on Schedule B hereto;

                  (c) in exchange for the Shares and the surrender of Options as described above, Buyer shall pay to each Securityholder the Preliminary Aggregate Purchase Price, as such consideration may be adjusted pursuant to the terms of Sections 2.4 and 2.5 to arrive at the Closing Aggregate Purchase Price;

                  (d) Buyer shall pay to Fleet National Bank, as Administrative Agent under the Bank Credit Agreement, all outstanding indebtedness under the Bank Credit Agreement by wire transfer of immediately available funds to an account designated by Fleet National Bank in writing;

                  (e) Buyer shall pay the Final Company Transaction Costs that are not otherwise paid pursuant to Section 2.1(g) to each recipient thereof listed on Schedule 2.1(e) of the Company Disclosure Schedule by wire transfer of immediately available funds to an account designated by such recipient in writing;

                  (f) Buyer shall pay the Final Company Legal Costs, to the extent outstanding, to Vinson & Elkins L.L.P. and any such other law firm, as applicable, by wire transfer of immediately available funds to an account designated by Vinson & Elkins L.L.P. or such other law firm, as the case may be, in writing; and

                  (g) immediately prior to the Closing and prior to effecting the HRM Transfer, the Company shall (i) utilize its cash on hand and/or borrow under and pursuant to the Bank Credit Agreement an amount equal to $2,000,000 (the "Borrowed Funds") and (ii) cause such

Borrowed Funds to be contributed to HRM. At the Closing, HRM shall use the Borrowed Funds to pay all amounts due and owing at the Closing under the Release Agreements.

         2.2 TIME AND DATE OF CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 8, and subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than conditions the fulfillment of which is to occur at the Closing), the Closing shall take place at 9:00 a.m., local time, on April 21, 2004, at the offices of Vinson & Elkins L.L.P., Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Buyer and the Company. If any of the conditions (other than conditions the fulfillment of which is to occur at the Closing) set forth in Article 7 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 2.2, then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

         2.3      CLOSING OBLIGATIONS.

                  (a) Subject to the terms and conditions hereof, at the Closing, the Company and the Securityholders, as applicable, will deliver to
Buyer:

                           (i)      certificates representing the Shares,
accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

                           (ii)     an Option Surrender Agreement executed on
behalf of each Optionholder, dated the Closing Date in the form of Exhibit 2.3(a)(ii) hereto;

                           (iii)    an opinion of Vinson & Elkins L.L.P., dated
the Closing Date, in the form of Exhibit 2.3(a)(iii) hereto;

                           (iv)     written resignations of the officers and
directors of the Company and its Subsidiaries;

                           (v)      evidence reasonably satisfactory to Buyer of
the termination of those certain Confidentiality and Non-Compete Agreements, dated March 10, 2000, with each officer of the Company;

                           (vi)     an executed termination agreement,
substantially in the form attached hereto as Exhibit 2.3(a)(vi), relating to (A) the termination of that certain Advisory Services and Indemnification Agreement, dated March 10, 2000, between the Company and Natural Gas Partners V, L.P. (except with respect to the indemnity provisions contained therein which shall remain in full force and effect), and (B) evidence reasonably satisfactory to Buyer of the payment by the Company of all amounts due under such agreement;

                           (vii)    evidence reasonably satisfactory to Buyer of
the termination of that certain Voting and Shareholders Agreement, dated March 10, 2000, between the Company and the other parties thereto;

                           (viii)   evidence reasonably satisfactory to Buyer of
the termination of that certain Registration Rights Agreement, dated March 10, 2000, between the Company and the other parties thereto;

                           (ix)     evidence reasonably satisfactory to Buyer
that (A) HRM is no longer a subsidiary or otherwise affiliated with the Company,
(B) HRM has assumed all rights, obligations and liabilities with respect to the Excluded Assets and (C) the Company has been fully and unconditionally released from all obligations and liabilities with respect to the Excluded Assets;

                           (x)      evidence reasonably satisfactory to Buyer
that the Company has been fully and unconditionally released from all obligations and liabilities with respect to the Office Lease;

                           (xi)     a release executed by each individual who is
an employee of HRM as of the date hereof, in the form attached hereto as Exhibit 2.3(a)(xi) (collectively, the "Release Agreements");

                           (xii)    evidence reasonably satisfactory to Buyer
that all rights, obligations and liabilities of the Company and any of its Subsidiaries under all Product Hedging Contracts have expired or been terminated and that the Company and its Subsidiaries have fully performed all of their respective obligations thereunder;

                           (xiii)   one or more statements (in form and
substance reasonably satisfactory to Buyer) that satisfies Buyer's obligations under Treasury Regulation section 1.1445-2(b)(2);

                           (xiv)    one or more agreements in form and substance
reasonably satisfactory to Buyer evidencing the termination of all intercompany agreements and arrangements between or involving the Company and HRM; and

                           (xv)     all other documents, instruments,
certificates or other items required to be delivered at the Closing by the Company pursuant to this Agreement.

                  (b) Subject to the terms and conditions hereof, at the Closing, Buyer will deliver to the Securityholders or other Persons designated in this Agreement, as applicable:

                           (i)      such Securityholder's allocable share of the
Closing Aggregate Purchase Price; and

                           (ii)     all other payments, documents, instruments,
certificates or other items required to be delivered at the Closing by Buyer pursuant to this Agreement.

         2.4 ADJUSTMENTS TO AGGREGATE PURCHASE PRICE FOR BREACHES OF REPRESENTATIONS AND WARRANTIES.

                  (a) Buyer may conduct, at its sole cost, such examinations and investigations (including title examinations and investigations), as it may in its sole discretion choose to conduct to determine if any violations of the representations or warranties in
Article 3 and Article 4 exist. In order to be entitled to assert the existence of any violation of a representation or warranty in Article 3 or Article 4 under this Section 2.4, Buyer must deliver to the Company and the Securityholder Representative on or before the Notice Date a written notice (the "Defect Notice") specifying each defect that it asserts constitutes a violation of the representations set forth in Article 3 or Article 4 (a "Rep and Warranty Defect"), a description of each such Rep and Warranty Defect, the amount of the adjustment to the Total Preliminary Aggregate Purchase Price that it asserts based on such defect and its method of calculating such adjustment. If such Defect Notice is not timely submitted, Buyer will be deemed to have waived all rights under this Section 2.4.

                  (b) Upon timely delivery of the Defect Notice, Buyer and the Securityholders shall in good faith negotiate the validity of the claim and the amount of any adjustment to the Total Preliminary Aggregate Purchase Price using the following criteria:

                           (i)      No adjustment will be made to the Total
Preliminary Aggregate Purchase Price under this Section 2.4 except to the extent that the net total of all adjustments exceeds $1,250,000 in the aggregate (the "Aggregate Defect Threshold"); by way of example, if the net total of all adjustments under this Section 2.4 equals $1,300,000, then an adjustment of $50,000 shall, subject to subsection (c) of this Section 2.4, be made to the Total Preliminary Aggregate Purchase Price. The amount of any adjustment for a Rep and Warranty Defect shall be determined without giving effect to the knowledge qualifications contained in Article 3 and Article 4 and without giving effect to the materiality qualifications contained in Section 3.2; Section 4.1;
Section 4.3 (but giving effect to the use of the term "Material Agreements" therein); Section 4.9; Sections 4.10(c) and (d); Section 4.13(b); Section 4.14; Sections 4.16(a), (b), (c), (e) and (g); Section 4.17; Section 4.20; Section 4.22; Section 4.23; Section 4.28; and Sections 4.30(f), (g), (k) (but giving effect to the use of the term "Material Agreements" therein and to materiality qualifications in subclause (iv) thereof), (l) and (m). In addition, the amount of any adjustment for a Rep and Warranty Defect with respect to Section 4.16 shall be determined without giving effect to any disclosures made on Schedule
4.16 of the Company Disclosure Schedule; provided, however, that effect shall be given to disclosures on Schedule 4.16 of the Company Disclosure Schedule of past environmental matters that have been remediated in accordance with applicable Environmental Law.

                           (ii)     If the requested adjustment is based on the
Company owning a net revenue interest as to a particular Ownership Interest less than that shown in the Schedule 1.1-C of the Company Disclosure Schedule, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such Ownership Interest by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on Schedule 1.1-C of the Company Disclosure Schedule for such Ownership Interest less the decimal share to which the Company would be entitled as a result of its Ownership Interest which is unaffected by such Rep and Warranty Defect and (B) the denominator of which is the net revenue interest shown on Schedule 1.1-C of the Company Disclosure Schedule for such Ownership Interest. Any downward adjustments requested by Buyer may be offset by upward adjustments if it is determined that the Company's net revenue interest for all or part of any Ownership Interests is greater than that shown in Schedule 1.1-C of the Company Disclosure Schedule.

                           (iii)    If the requested adjustment is based on the
Company owning a working interest as to a particular Ownership Interest that is larger than the working interest shown in Schedule 1.1-C of the Company Disclosure Schedule, but without a proportionate increase in the Company's net revenue interest as to such Ownership Interest, then the adjustment is calculated by (x) determining the effective net revenue interest that results from such larger working interest, (y) determining what the net revenue interest would be using such effective net revenue interest and the working interest shown in Schedule 1.1-C of the Company Disclosure Schedule and (z) then calculating the adjustment in the manner set forth in clause (ii) preceding (including the effect of any offsets due to upward adjustments). By way of example, with respect to an Ownership Interest with an Allocated Value of $1,000,000, if the Company owns a 60% working interest instead of a 50% working interest and a 45% net revenue interest instead of a 40% net revenue interest, then the downward adjustment of $62,500.00 to the Total Preliminary Aggregate Purchase Price (assuming the Aggregate Defect Threshold had been exceeded) would be calculated as follows:

         (w)      Ownership Interest:       50% WI, 40% NRI, 80% Effective NRI

         (x)      Defect Interest:          60% WI, 45% NRI, 75% Effective NRI

         (y)      Adjustment Percentage:    (.80 - .75)/.80 = .0625

         (z)      Downward Adjustment:      .0625 x $1,000,000 = $62,500.00

                           (iv)     If the requested adjustment is based on a
Lien or other monetary charge upon a particular Ownership Interest that is liquidated in amount, then the adjustment is the amount necessary to remove such Lien or other monetary charge from the affected Ownership Interest.

                           (v)      In respect of the representation and
warranty contained in Section 4.21, if the Company's net gas underproduced position as to its Ownership Interests is equal to or greater than 100,000 Mcf, then no adjustment shall be made to the Total Preliminary Aggregate Purchase Price. If the Company's net gas underproduced position as to its Ownership Interests is less than 100,000 Mcf (such amount shall be referred to as the "Underproduction Amount"), then the Total Preliminary Aggregate Purchase Price shall be adjusted by the amount equal to the product derived from multiplying $1.50 by the sum of 100,000 minus the Underproduction Amount.

                           (vi)     If the requested adjustment is based on a
violation of a representation or warranty that is not adjusted pursuant to clauses (ii), (iii), (iv) or (v) of this Section 2.4(b), then the Parties shall negotiate in good faith regarding the validity of the claim and the amount of any adjustment to the Total Preliminary Aggregate Purchase Price.

                           (vii)    No fact, circumstance or condition of the
title to an Ownership Interest shall be considered to effect a reduction in the value of the Ownership Interest, unless due consideration has been given to (x) the length of time that such Ownership Interest has been producing Hydrocarbon substances and has been credited to and accounted for by the Company and its predecessors in title, if any, and (y) whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to (and thus not considered to create an adverse effect on value by) reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties.

                  (c) As an alternative to adjusting the Total Preliminary Aggregate Purchase Price, the Company may elect to cure all or certain of the asserted Rep and Warranty Defects, provided that such cure period shall only extend until the fifth calendar day after the Notice Date.

                  (d) If Buyer and the Company are unable to reach agreement within five (5) calendar days after the Notice Date as to the validity of claims and amounts for adjustments to the Total Preliminary Aggregate Purchase Price, or as to the sufficiency of any cure pursuant to Section 2.4(c), then such disagreement shall be resolved by binding arbitration in accordance with Section 10.20.

                  (e) Any adjustment made to the Total Preliminary Aggregate Purchase Price pursuant to this Section 2.4 shall only be enforceable when evidenced by (i) an amendment to this Agreement executed by Buyer and the Securityholders acting through the Securityholder Representative or (ii) by arbitrative order rendered in accordance with Section 10.20. With respect to determining the adjustment under this Section 2.4 to the Closing Aggregate Purchase Price payable to a Securityholder, the amount of any such adjustment shall be allocated on a pro rata basis to all Securityholders based on the number set forth with respect to each Securityholder under the column entitled "Number of Shares Owned and Subject to Options" in Schedule C-1.

         2.5      ADDITIONAL ADJUSTMENTS TO PRELIMINARY AGGREGATE PURCHASE
PRICE.

                  (a) To arrive at the Closing Aggregate Purchase Price payable to a Securityholder, the Preliminary Aggregate Purchase Price payable to such Securityholder shall be adjusted (in addition to any adjustments made as a result of Rep and Warranty Defects) as follows:

                           (i)      upward or downward by (A) taking the
positive or negative difference between Final Working Capital and Preliminary Working Capital and dividing the amount by 2,975 and (B) multiplying the result under the preceding clause (A) by the sum of (x) number of Shares owned by the Securityholder as set forth on Schedule A and (y) the number of shares of Common Stock issuable upon exercise of Options held by the Securityholder as set forth on Schedule B;

                           (ii)     upward or downward by (A) taking the
positive or negative difference between the Preliminary Debt Amount and the Final Debt Amount and dividing the amount by 2,975, and (B) multiplying the result under the preceding clause (A) by the sum of (x) number of Shares owned by the Securityholder as set forth on Schedule A and (y) the number of shares of Common Stock issuable upon exercise of Options held by the Securityholder as set forth on Schedule B;

                           (iii)    upward or downward by (A) taking the
positive or negative difference between the Preliminary Company Transaction Costs and Final Company Transaction Costs and dividing the amount by 2,975, and
(B) multiplying the result under the preceding clause (A) by the sum of (x) the number of Shares owned by the Securityholder as set forth on Schedule A and (y) the number of shares of Common Stock issuable upon exercise of Options held by the Securityholder as set forth on Schedule B;

                           (iv)     upward or downward by (A) taking the
positive or negative difference between the Preliminary Company Legal Costs and the Final Company Legal Costs and dividing the amount by 2,975, and (B) multiplying the result under the preceding clause (A) by the sum of (x) the number of Shares owned by the Securityholder as set forth on Schedule A and (y) the number of shares of Common Stock issuable upon exercise of Options held by the Securityholder as set forth on Schedule B;

                           (v)      if applicable, upward or downward by taking
the positive or negative difference between the Preliminary Note Payoff Amount and Final Note Payoff Amount;

                           (vi)     if applicable, upward or downward by taking
the positive or negative difference between the Preliminary Aggregate Option Exercise Price and Final Aggregate Option Exercise Price; and

                           (vii)    downward by (A) the quotient obtained by
dividing Product Hedging Termination Costs by 2,975, multiplied by (B) the sum of (x) the number of Shares owned by the Securityholder as set forth on Schedule A and (y) the number of shares of Common Stock issuable upon exercise of Options held by the Securityholder as set forth on Schedule B.

                  (b) The calculations required by Section 2.5(a) shall be evidenced on the Closing Aggregate Purchase Price Calculation Schedule and agreed to by Buyer and the Securityholder Representative. The provisions of
Section 2.4 and Section 2.5(a) shall apply in such a manner as not to give duplicative effect to any item of adjustment.

                  (c) To facilitate the calculation of the Closing Aggregate Purchase Price payable to each Securityholder, the Securityholder Representative and Buyer shall agree, on or before the Notice Date, upon the December 31 Balance Sheet, along with copies of the back up schedules of all components of the adjustments contemplated by this Section 2.5 (including an estimated payoff schedule from the Company's lenders under the Bank Credit Agreement). The Securityholder Representative and Buyer shall work in good faith from and after the delivery of these items to prepare the Closing Aggregate Purchase Price Calculation Schedule and deliver an agreed upon final version thereof which shall be executed and delivered by the Securityholders and Buyer at Closing. If Buyer and the Securityholder Representative are unable to agree on the December 31 Balance Sheet by the Notice Date, any such disagreement shall be resolved by binding arbitration in accordance with Section 10.20.

         2.6 EXCLUDED ASSETS. (a) At the Closing, the Company shall sell and transfer to one or more members of the Restricted Group all of the outstanding equity securities of HRM for an aggregate purchase price of $10,000 (the "HRM Transfer"). Prior to the HRM Transfer, HRM shall transfer to the Company the assets designated for such transfer on Schedule 2.6 of the Company Disclosure Schedule (the "HRM Asset Transfer"). At the time of the HRM Transfer, all of the assets and properties of HRM shall consist entirely of the items designated as "Excluded Assets" on
Schedule 2.6 of the Company Disclosure Schedule (the "Excluded Assets"), and the Excluded Assets shall not include any seismic, geological, engineering or technical data, licenses, devices and data relating to field reporting or any other property or information (other than generic land or technical information) relating to or necessary for the conduct of the Company's or its Subsidiaries' oil and gas business, it being acknowledged that all such data, property and information (other than generic land or technical information) are assets of the Company and its Subsidiaries. Notwithstanding any provisions contained herein to the contrary, none of the representations, warranties or covenants (other than those contained in Sections 2.1(g), 2.6, 4.10, 6.1(a)(vi) and (xvi), 6.5(b) and 6.10(b) and any other provisions specifically referencing the inclusion of HRM) set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to HRM or the Excluded Assets and no breach of this Agreement or adjustment to the Preliminary Aggregate Purchase Price or the Closing Aggregate Purchase Price may be asserted as a result of the liabilities or obligations of HRM, the HRM Transfer or the transfer of the Excluded Assets.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

         REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS. Each Securityholder, severally and not jointly, represents and warrants to Buyer as follows:

         3.1 AUTHORITY. The Securityholder has the requisite legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Securityholder and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding obligations of the Securityholder, enforceable against the Securityholder in accordance with its terms and conditions, except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.2 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Securityholder with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Securityholder under any provision of (a) any loan or credit agreement, note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Securityholder is a party or by which any of its properties or assets is bound or affected, or (b) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Securityholder or its properties or assets.

         3.3 CONSENTS AND APPROVALS. No Third-Party Consent is required to be obtained or made by the Securityholder in connection with the execution, delivery and performance by the Securityholder of this Agreement or the consummation by the Securityholder of the transactions contemplated herein.

         3.4      OWNERSHIP OF SECURITIES.

                  (a) The Securityholder is the sole record and beneficial owner of the number of Shares set forth opposite such Securityholder's name on Schedule A hereto. At the Closing, Buyer will acquire record and beneficial ownership of the Securityholder's Shares free and clear of all Liens (including, in the case any Securityholder that is an individual, any claims of spouses under applicable community property laws), except those Liens that may arise as a result of (i) any actions taken by or on behalf of Buyer and its Affiliates or
(ii) applicable securities laws.

                  (b) The Securityholder is the grantee of the Options, if any, set forth opposite such Securityholder's name on Schedule B hereto.

                  (c) Except for the Shares and Options, if any, owned by Securityholder and listed in Schedule A and Schedule B hereto, the Securityholder does not own any shares of capital stock or other securities of the Company or any options, warrants, equity securities, calls, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company.

         3.5 BROKERS. The Securityholder is not a party to any agreement or other arrangement (whether written or oral) with a broker, finder, investment banker or other Person who is or will be, as a result of the Closing of the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation, other than the fees owed by the Company and contemplated to be included in the Company Transaction Costs, and for which Buyer, the Company or any of its Subsidiaries will have any obligation or liability.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows:

         4.1 ORGANIZATION. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where the failure to be so qualified or to be in good standing would not be reasonably likely to have a Material Adverse Effect on the Company). The Company has furnished to Buyer copies of the articles of incorporation and by-laws of the Company and each of its Subsidiaries, and such copies are accurate and complete. The Company has no Subsidiaries other than as set forth on Schedule 4.1 of the Company Disclosure Schedule. Except as set forth on Schedule 4.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly (including through ownership in a Subsidiary or other Person), nor is it a party to any agreement or other instrument to acquire, any shares of capital stock, partnership interests, limited liability company interests, voting rights or other securities in any other Person.

         4.2 AUTHORITY AND ENFORCEABILITY. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and conditions, except that the enforcement hereof may be limited by
(a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company or any Subsidiary thereof under any provision of (a) such entity's articles of incorporation or by-laws or comparable organizational documents, (b) any Material Agreement, (c) any loan or credit agreement, note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation not described in subclause
(b) to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets is bound or affected, except for such conflicts, violations, defaults, rights, losses or Liens as are not material to the business of the Company and its Subsidiaries, taken as a whole or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any Applicable Law, in each case other than as set forth on Schedule 4.3 of the Company Disclosure Schedule.

         4.4 CONSENTS AND APPROVALS. No Third-Party Consent is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated herein, except for such Third-Party Consents, the failure of which to be obtained would not result in a loss of an Ownership Interest.

         4.5      FINANCIAL STATEMENTS.

                  (a) The Company Financial Statements were, and at the Closing (except with respect to FASB Rule 143) the December 31 Balance Sheet will have been, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the unaudited interim financial statements are not accompanied by notes or other textual disclosure required by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. No financial statements of any Person other than the Company and the Subsidiaries included in the Company Financial Statements are required by GAAP to be included in the consolidated financial statements of the Company.

                  (b) Except as set forth in the Company Financial Statements or the December 31 Balance Sheet, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a financial statement or in the notes thereto except liabilities, obligations or contingencies that (i) are accrued or reserved against in the December 31 Balance Sheet, (ii) were incurred after December 31, 2003 in the ordinary course of business and consistent with past practices (other than such liabilities arising from breach of contract, breach of warranty, tort, infringement or violation of any Applicable Law), or (iii) constitute Company Legal Fees or Company Transaction Costs.

         4.6      CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of 3,500 shares of Common Stock, par value $.01 per share.

                  (b) There are issued and outstanding (i) 2,914 shares of Common Stock, and (ii) the Options relating to 61 shares of Common Stock. No shares of Common Stock are held by the Company as treasury stock. Schedule A and Schedule B set forth the name and number of shares of Common Stock or Options, respectively, beneficially owned or held of record by any Person.

                  (c) Except as set forth in or pursuant to Section 4.6(b), there are issued and outstanding or reserved for issuance (i) no shares of capital stock or other voting or equity securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of the Company and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting or equity securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (d) All outstanding equity securities of the Company are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights or similar rights of any past or present stockholder of the Company.

                  (e) Except as otherwise set forth on Schedule 4.6(e) of the Company Disclosure Schedule, at the Closing there will be no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of the capital stock of the Company or any of its Subsidiaries.

                  (f) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries.

                  (g) The authorized capital stock and the issued and outstanding capital stock of each Subsidiary of the Company is listed on
Schedule 4.6(g) of the Company Disclosure Schedule. Except as set forth on
Schedule 4.6(g) of the Company Disclosure Schedule and as contemplated by the HRM Transfer, the Company directly or indirectly is the beneficial and record owner of all issued and outstanding equity securities of each such Subsidiary, and such ownership is free and clear of all Liens other than Liens under the Bank Credit Agreement. All outstanding equity securities of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any preemptive or similar rights of any past or present stockholder of such Subsidiary. There are issued and outstanding or reserved for issuance (i) no shares of capital stock or other voting or equity securities of any Subsidiary of the Company, (ii) no securities of any Subsidiary of the Company or any other Person convertible into or exchangeable or exerciseable for shares of capital stock or other voting or equity securities of any Subsidiary of the Company and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Subsidiary of the Company is a party or by which any of them is bound obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting or equity securities of such Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of such Subsidiary) or obligating any such Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

         4.7 MATERIAL AGREEMENTS. Schedule 4.7 of the Company Disclosure Schedule sets forth as of the date of this Agreement all Material Agreements to which either the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound. Neither the Company nor any of its Subsidiaries is in breach or default under any such Material Agreement, except as set forth on
Schedule 4.7 of the Company Disclosure Schedule. To the Company's knowledge, no other party to a Material Agreement is in breach or default under a Material Agreement, nor has there occurred any event or events that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or any Subsidiary or any other party under the terms of any Material Agreement, in either case except as set forth on Schedule 4.7 of the Company Disclosure Schedule.

         4.8      INVESTMENTS AND INDEBTEDNESS. Except as set forth on Schedule
4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding Investments that are not disclosed in the Company Financial Statements. As of the date of this Agreement, the total amount of indebtedness outstanding under the Bank Credit Agreement is $ 37,337,247.

         4.9 EMPLOYMENT MATTERS; INDEPENDENT CONTRACTORS. Except as set forth on Schedule 4.9 of the Company Disclosure Schedule and except for individuals that are solely employed by HRM and for related liabilities for which HRM will be solely responsible as of the Closing Date, (i) neither the Company nor any Subsidiary employs any employees, (ii) all employment-related obligations related to any former employees of the Company or any Subsidiary have been satisfied in full and (iii) there are no employment-related contingencies which could result in imposition of any liability on the Company or any of its Subsidiaries. Schedule 4.9 of the Company Disclosure Schedule lists the name of each independent contractor and temporary or leased worker of any of the Company and its Subsidiaries and the agreements or commitments to which any of them are bound with respect thereto, specifying in each case which entity is a party thereto. Except as set forth on Schedule 4.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to or obligated under any consulting or other arrangement entered into or maintained for the benefit of its current or former temporary or leased workers or independent contractors. The Company has made available to Buyer a true and correct copy of each written arrangement described on Schedule 4.9 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary thereof is or has been a party to or obligated under any collective bargaining agreement. Each of the Company and its Subsidiaries is and has been in material compliance with all Applicable Laws relating to the employment of labor, including all such Applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation.

         4.10     EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans," as defined in Section 3(3) of ERISA, as well as severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, profit-sharing, pension, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, fringe benefit and scholarship programs, practices or arrangements not subject to ERISA maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contributes or is obligated to contribute (the "Company Employee Benefit Plans"). Except for the Company Employee Benefit Plans, neither the Company nor its Subsidiaries maintain, or has any fixed or contingent liability with respect to, any employee benefit plan that is subject to ERISA. The list of Company Employee Benefit Plans identifies the type of each such plan, whether it is maintained outside the jurisdiction of the United States and whether any Company Employee Benefit Plan holds any equity interest in the Company or any of its Subsidiaries. Except as set forth on Schedule 4.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof is subject to any legal, contractual, equitable or other obligation (nor have they any formal plan or commitment, whether legally binding or not) to enter into any form of compensation or employment agreement or to establish any employee benefit plan of any nature, including any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or to modify or change any existing Company Employee Benefit Plan. Except as set forth on Schedule 4.10(a) of the Company Disclosure Schedule, each and every Company Employee Benefit Plan is solely an obligation of HRM, and neither the Company nor any of its other Subsidiaries has or will have any fixed or contingent liability with respect to any Company Employee Benefit Plan.

                  (b) To the Company's knowledge, since 1994 neither the Company, its Subsidiaries nor any ERISA Affiliate has maintained or been obligated to contribute to an employee benefit plan that (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or
Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, or (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (c) There is and has been no material violation of ERISA with respect to any Company Employee Benefit Plan. Except for the Seal Agreement, with respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Company or any of its Subsidiaries that would result in any liability to the Company or any of its Subsidiaries other than HRM. Except for the Seal Agreement, with respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for in accordance with GAAP on the financial statements of the Company and its Subsidiaries. The Company has made the required top hat plan informational filing with the Department of Labor with respect to the Seal Agreement, and has made the corresponding filings and payment necessary to satisfy the requirements of the Department of Labor's Delinquent Filer Voluntary Compliance Program with respect to such top hat filing.

                  (d) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all Applicable Laws, and neither the Company, its Subsidiaries nor any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would subject the Company or any Subsidiary thereof, any officer of the Company or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by
Section 4975 of the Code or any penalties or remedies imposed by ERISA. Each Company Employee Benefit Plan intended to be qualified under Section 401 of the Code has been the subject of a favorable determination letter with respect to such qualified status and has been maintained in material compliance with, and currently complies in all material respects with, all qualification requirements of the Code in form and operation. All liabilities associated with any Company Employee Benefit Plan which was intended to qualify under Section 401(a) of the Code that has been terminated within the last six years have been satisfied in full.

                  (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) (i) will result in any payment becoming due, increase the amount of any payment, or accelerate the timing or vesting of any payment to any current or former employee or independent contractor or group of employees or independent contractors of the Company or any Subsidiary, other than such payments or benefits which are solely the responsibility of HRM, or
(ii) is reasonably expected to result in the imposition of any excise tax under
Section 4999 of the Code or the denial of any deduction under Section 280G of the Code.

                  (f) There are no pending or, to the Company's knowledge, threatened claims against the assets of any of the Company Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans. To the Company's knowledge, no

Company Employee Benefit Plan is subject to ongoing audit, investigation or other administrative proceeding of the Internal Revenue Service, the Department of Labor or any other Governmental Authority, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

                  (g) Except for the Seal Agreement, to the Company's knowledge neither the Company nor any Subsidiary maintains or has ever maintained any welfare benefit plan which provides for retiree medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment except as may be required by COBRA. No plan or arrangement listed as an exception to the representations in this Section 4.10(g) provides post-employment welfare benefit coverage of any kind as of the date of this Agreement (or will provide any such coverage as of any time thereafter) other than post-employment coverage as required by COBRA.

                  (h) To the Company's knowledge, neither the Company nor any of its Subsidiaries has maintained, established, or ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

         4.11 LITIGATION. Except as set forth on Schedule 4.11 of the Company Disclosure Schedule, there is (a) no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets by or before any arbitrator or Governmental Authority; (b) no order, judgment, injunction or decree of any Governmental Authority outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets; and (c) no investigation or review relating to the Company or any of its Subsidiaries or involving any of their respective properties or assets pending or, to the knowledge of the Company, threatened by or before any arbitrator or any Governmental Authority.

         4.12 TAXES AND TAX RETURNS. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule:

                  (a) All Tax Returns which are required to be filed by or with respect to the Company, any Subsidiary thereof or any Tax Partnership have been timely filed. All Taxes which are due and for which the Company, any Subsidiary of the Company or any Tax Partnership is liable under Applicable Laws have been paid. All withholding Tax requirements imposed on or with respect to the Company, any Subsidiary thereof or any Tax Partnership have been satisfied in full. No penalty, interest, other charge or Tax is payable by the Company, any Subsidiary of the Company, or any Tax Partnership by reason of the late filing of any Tax Return or late payment of any Tax. The accruals for Taxes in the December 31 Balance Sheet are sufficient to pay all Taxes for which the Company, any Subsidiary of the Company or any Tax Partnership is liable and that have accrued through the end of 2003 (including income Taxes for 2003 income) and have not been paid at that time.

                  (b) There is not in force (i) any extension of time with respect to the due date for the filing of any Tax Return by the Company, any Subsidiary of the Company or any Tax

Partnership or (ii) any waiver or agreement for any extension of time for the assessment against or payment of any Tax by the Company, any Subsidiary of the Company, or any Tax Partnership.

                  (c) There is no claim pending against the Company, any Subsidiary thereof or any Tax Partnership for the payment of any Tax. No assessment of any Tax has been made against the Company, any Subsidiary of the Company or any Tax Partnership that has not been paid. No deficiency has been proposed and no adjustment has been asserted with respect to any Tax Return of the Company, any Subsidiary of the Company or any Tax Partnership.

                  (d) There is in effect no Tax sharing agreement to which the Company, any Subsidiary of the Company or any Tax Partnership is a party. There is in effect no agreement that requires that any payment be made by the Company, any Subsidiary thereof or any Tax Partnership to or for the benefit of a person upon whom Tax is imposed by reason of the amount of such Tax.

                  (e) No payment that is made by reason of the transactions contemplated by this Agreement will not be deductible by reason of Section 280G of the Code.

                  (f) None of the Company, any of its Subsidiaries (excluding HRM) or any Tax Partnership will be required to pay any Taxes greater than $10,000 in the aggregate by reason of the HRM Transfer, the HRM Asset Transfer or any transfer of the Excluded Assets to HRM. None of the Company, any of its Subsidiaries (including HRM) or any Tax Partnership will be required to pay any Tax by reason of the sale of the Shares and surrender of the Options provided for in this Agreement.

         4.13     TITLE TO AND SUFFICIENCY OF ASSETS.

                  (a) Except as set forth on Schedule 4.13 of the Company Disclosure Schedule, the Company has Defensible Title to all Oil and Gas Interests included or reflected in the Ownership Interests. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles the Company or its Subsidiaries to receive throughout the duration of the productive life of such Oil and Gas Interest (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Company and its Subsidiaries throughout the duration of the productive life of such Oil and Gas Interest is not greater than the undivided interest set forth in the Ownership Interests.

                  (b) All material operating equipment of the Company and its Subsidiaries is in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and suitable for the purposes for which such equipment was constructed, obtained or being used.

         4.14 COMPLIANCE WITH LAWS AND PERMITS. The Company and each of its Subsidiaries are, and their businesses and operations have been conducted, in material compliance with all

Applicable Laws. Neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged or potential violation of any Applicable Law that has not otherwise been cured to the satisfaction of the Governmental Authority issuing such notice. Except as set forth on Schedule 4.14 of the Company Disclosure Schedule, the Company and its Subsidiaries hold and have in full force and effect all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses and the ownership and operation of their respective assets (the "Company Permits"). Except as set forth on Schedule
4.14 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and their businesses and operations have been conducted, in material compliance with the terms of the Company Permits. To the knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in the revocation, withdrawal, suspension, cancellation, modification or termination of any Company Permits or to result in any fine or other enforcement action. All applications required to have been filed for the renewal of any Company Permits that expire on or prior to the Closing Date have been timely filed with the appropriate Governmental Authorities. Schedule 4.14 of the Company Disclosure Schedule lists each Company Permit that, to the Company's knowledge, expires within 120 days of the date of this Agreement.

         4.15 PROPRIETARY RIGHTS. The Company and its Subsidiaries have ownership of, or valid licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property used in their respective business. To the knowledge of the Company, the operation of the respective business of the Company and its Subsidiaries does not infringe any patent, copyright, trademark or other proprietary rights of others, and, the Company has not received any notice from any third party of any such alleged infringement by the Company or its Subsidiaries. The Company has taken reasonable steps to establish and preserve the respective ownership rights of the Company and its Subsidiaries in all patents, copyrights, trademarks, trade secrets and other proprietary rights. To the knowledge of the Company, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property of the Company or any of its Subsidiaries.

         4.16 ENVIRONMENTAL MATTERS. The sole representations and warranties of the Company with respect to compliance with Environmental Laws and other environmental matters are set forth in this Section 4.16. In the event that representations or warranties of the Company in other Sections of this Agreement or related transaction documents could be construed to relate to compliance with Environmental Laws or other environmental matters, such representations and warranties shall be construed to exclude all environmental matters. Except as set forth on Schedule 4.16 of the Company Disclosure Schedule:

                  (a) To the knowledge of the Company, the Company and its Subsidiaries have, at all times in the past, conducted and are conducting their respective businesses and operating their respective assets, and the condition of all facilities and properties formerly or currently owned, leased or operated by the Company and its Subsidiaries has at all times in the past been, and currently is, in material compliance with all Environmental Laws;

                  (b) The Company has not been notified by any Governmental Authority or other third party that any of the former or present operations or assets of the Company and its Subsidiaries is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material investigative or remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

                  (c) To the knowledge of the Company, neither the Company nor its Subsidiaries has any material contingent liability in connection with
(i) the release or threatened release of any Hazardous Material into the environment at, beneath or on any property formerly or currently owned, leased or operated by the Company or any of its Subsidiaries or (ii) the storage or disposal of any Hazardous Material;

                  (d) To the knowledge of the Company, no property now or previously owned, leased or operated by the Company or its Subsidiaries is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring environmental investigation or cleanup;

                  (e) To the knowledge of the Company, neither the Company nor its Subsidiaries has transported or has arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company or its Subsidiaries for remedial work, damage to natural resources or personal injury, including claims under CERCLA or (ii) subject to a claim that may lead to material claims against the Company or any of its Subsidiaries for remediation work, damage to natural resources or personal injury, including claims under CERCLA;

                  (f) There are no sites, locations or operations at which the Company or its Subsidiaries is currently undertaking any remedial or response action relating to the disposal or release of Hazardous Materials, which remedial or response action is required by Environmental Laws; and

                  (g) To the knowledge of the Company, all underground or above ground storage tanks and Hazardous Material waste disposal facilities owned or operated by the Company or its Subsidiaries are used and operated in material compliance with Environmental Laws.

         4.17 INSURANCE. The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industry in which the Company and its Subsidiaries operate. Schedule 4.17 of the Company Disclosure Schedule sets forth a list of all such insurance policies. All material premiums due with respect to all insurance policies have been paid and, to the knowledge of the Company, all such policies are in full force and effect. There is no claim in excess of $250,000 by the Company or any of its Subsidiaries pending under any of the Company's insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any of its Subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy.

         4.18 GOVERNMENTAL REGULATION. Neither the Company nor its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

         4.19 BROKERS. Except as set forth on Schedule 4.19 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries and for which Buyer, the Company or any of its Subsidiaries will have any obligation or liability.

         4.20     OIL AND GAS OPERATIONS.

                  (a) Schedule 4.20 of the Company Disclosure Schedule sets forth all preferential rights (including any calls upon, options to purchase, rights of first or last refusal or offer or similar rights) to purchase the Ownership Interests and any such preferential rights to purchase production from any such Ownership Interests, other than such rights with respect to oil, gas and mineral leases and joint operating agreements representing the bottom 10% of such leases and agreements ranked by Allocated Value. Except as otherwise set forth on Schedule 4.20 of the Company Disclosure Schedule, to the knowledge of the Company, all wells included in the Ownership Interests have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and Applicable Laws. Except as otherwise set forth on Schedule 4.20 of the Company Disclosure Schedule, to the knowledge of the Company, in respect of the Ownership
Interests:

                           (i)      There are no wells that the Company or a
Subsidiary thereof is currently obligated by Applicable Law or contract to plug and abandon;

                           (ii)     There are no wells that are subject to
exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the applicable lease; and

                           (iii)    Proceeds from the sale of Hydrocarbons
attributable to the Ownership Interests are being received by the Company or a Subsidiary thereof in a timely manner and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business).

                  (b) Except as set forth on Schedule 4.20 of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries (other than implied obligations under leases concerning protection from drainage and further development that are customary in the oil and gas industry) that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Ownership Interests, and neither the Company nor any of its Subsidiaries have been advised by a lessor of any requirements or demands to drill additional wells on any of the real property relating to the Ownership Interests, which requirements or demands have not been resolved.

         4.21 GAS IMBALANCES. To the knowledge of the Company, except as is reflected on Schedule 4.21 of the Company Disclosure Schedule, as of December 31, 2003, (a) there are no production, transportation or processing imbalances existing with respect to the Ownership Interests, and (b) neither the Company nor any Subsidiary thereof has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from the Ownership Interests without further payment. As of the date of this Agreement, it is estimated that the Company's net gas underproduced position as to its Ownership Interests is at least 100,000 Mcf.

         4.22 ROYALTIES AND RENTALS. Except as set forth on Schedule 4.22 of the Company Disclosure Schedule, all royalties, overriding royalties, compensatory royalties, rentals and other payments due and payable from or in respect of production of Hydrocarbons from the Ownership Interests have been or will be, prior to the Closing, properly and correctly paid or provided for in all material respects.

         4.23 PAYOUT BALANCES. The Payout Balance for each well included in the Ownership Interest that is operated by the Company and has a payout consequence is properly reflected in all material respects in the Reserve Report and on Schedule 4.23 of the Company Disclosure Schedule as of the respective dates shown thereon. To the knowledge of the Company, based on information given to the Company by third-party operators for each well not operated by the Company, the payout consequence for any such well is properly reflected in all material respects in the Reserve Report and on Schedule 4.23 of the Company Disclosure Schedule as of the respective dates shown thereon.

         4.24 PREPAYMENTS. Except as reflected on Schedule 4.24 of the Company Disclosure Schedule, no prepayment for Hydrocarbon sales has been received by the Company for Hydrocarbons which have not been delivered.

         4.25 CAPITAL EXPENDITURES. Except as set forth on Schedule 4.25 of the Company Disclosure Schedule, as of the date of this Agreement, the presently approved face amount of any currently outstanding and effective authorities for expenditure with respect to the Ownership Interests would not require the Company to make or incur after the Closing capital expenditures under the terms of any such authority for expenditure in excess of $100,000 or $1.0 million in the aggregate for all such authorities for expenditures.

         4.26 FINANCIAL AND PRODUCT HEDGING CONTRACTS. Schedule 4.26 of the Company Disclosure Schedule accurately summarizes in all material respects the outstanding hedging positions under all outstanding Product Hedging Contracts and financial hedging positions of the Company (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on Schedule 4.26 of the Company Disclosure Schedule.

         4.27 BOOKS AND RECORDS. All books, records and files of the Company and its Subsidiaries (including those pertaining to the Ownership Interests), all of which have been made available to Buyer, have been prepared, assembled and maintained in accordance with usual and customary policies and procedures. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company and it Subsidiaries. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (b) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Boards of Directors and committees of the Boards of Directors of each of the Company and its Subsidiaries, and no meeting or other corporate action by any of the stockholders, Boards of Directors or committees of the Boards of Directors of the Company or its Subsidiaries has been held or taken for which minutes or written consents have not been prepared and are not contained in such minute books.

         4.28 RESERVE REPORT. Except as set forth on Schedule 4.28 of the Company Disclosure Schedule: (a) to the knowledge of the Company, the estimates of recoverable reserves attributable to the Ownership Interests which are set forth in the Reserve Report have been prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers, and (b) the factual information underlying the estimates of reserves in the Reserve Report (including production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Ownership Interests) was true and correct in all material respects on the date of the Reserve Report; provided, however the foregoing representation and warranty is expressly subject to the following exceptions: (i) the reserves included in the Reserve Report are estimates only and should not be construed as exact quantities, (ii) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts, (iii) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in such report due to governmental policies and uncertainties of supply and demand, and (iv) estimates of such reserves may increase or decrease as a result of future operations.

         4.29     POWERS OF ATTORNEY, AUTHORIZED SIGNATORIES, REGISTERED AGENTS.
Schedule 4.29 of the Company Disclosure Schedule lists (a) the names and addresses of all Persons holding powers of attorney on behalf of the Company or any of its Subsidiaries, (b) the names of all banks and other financial institutions in which the Company or any of its Subsidiaries currently has one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes, and (c) all registered agents of the Company and its Subsidiaries by jurisdiction.

         4.30     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 4.30 of the Company Disclosure Schedule, since December 31, 2003, each of the Company and its Subsidiaries have conducted their business only in the ordinary course of business, and there has not been:

                  (a) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any capital stock of the Company or any of its Subsidiaries (other than dividends or distributions by a Subsidiary to the Company) or any repurchase, redemption or other acquisition or offer to do so by the Company or any of its Subsidiaries of any capital stock or other equity securities of, or other ownership interests in, the Company or any of its Subsidiaries;

                  (c) any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock;

                  (d) other than the $2,000,000 of release and bonus payment amounts included in the Company Transaction Costs, any grant by the Company or any of its Subsidiaries (including HRM) of any increase in compensation to any director, officer, stockholder or (except in the ordinary course of business) employee, any payment of any bonus or other benefit to any director, officer, stockholder or employee or any adoption or modification of any profit sharing, bonus, deferred compensation, savings, insurance, retirement or other employee benefit plan for or with any employees of the Company or any of its Subsidiaries;

                  (e) any change in accounting methods, principles or practices, except for such changes as may have been required by a change in GAAP;

                  (f) any (i) material elections with respect to Taxes by the Company or any of its Subsidiaries, (ii) settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund or
(iii) assessment of a material Tax against the Company or any of its Subsidiaries by any Governmental Entity;

                  (g) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or any of its Subsidiaries under such security;

                  (h) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money except for borrowings under the Bank Credit Agreement;

                  (i) any creation or assumption by the Company of any of its Subsidiaries of any Lien other than Permitted Encumbrances on any asset of the Company or any of its Subsidiaries;

                  (j) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its Subsidiaries other than (i) in connection with any acquisition or capital expenditure permitted by Section 6.1, or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business;

                  (k) (i) any acquisition by the Company or any of its Subsidiaries by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company or any of its Subsidiaries, other than sales of produced Hydrocarbons or tangible equipment and inventory in the ordinary course of business and the Lien securing the Bank Credit Agreement, (iii) any capital expenditures by the Company or any of its Subsidiaries, other than (A) in connection with its drilling and completion activities (both on Company-operated and non-operated properties), new oil and gas leases, renewals of oil and gas leases, non-producing leasehold acquisitions, acquisitions of producing oil and gas properties and otherwise in the ordinary course of business, or (B) capital expenditures contained in the Capital Budget (2004), or (iv) any modification, amendment, assignment, cancellation, waiver or termination by the Company or any of its Subsidiaries of any Material Agreement, material license or other material right (other than oil and gas leases or other agreements or contracts expiring pursuant to their terms or the Bank Credit Agreement);

                  (l) any material damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries;

                  (m) any downward revaluation by the Company or any of its Subsidiaries of any of its material assets, including but not limited to writing down the value of its oil and gas properties as a whole or writing off notes or accounts receivable, other than in the ordinary course of business;

                  (n) except as set forth in Schedule 4.26 of the Company Disclosure Schedule, any agreement or arrangement by or involving the Company or any of its Subsidiaries providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement or other derivative security; or

                  (o) any agreement, commitment or undertaking to take any action referred to in Sections 4.30(a) through 4.30(n).

         4.31     RELATED PARTY TRANSACTIONS. Except as set forth in Schedule
4.31 of the Company Disclosure Schedule, to the knowledge of the Company no stockholder or any officer or director of the Company or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries. No stockholder, officer or director of the Company or any of its Subsidiaries
(a) to the knowledge of the Company has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation payor accrued benefits under any Company Employee Benefit Plan existing on the date hereof, (b) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder owning more than 1% of the outstanding common stock of the Company or any officer or director of the Company or any of its Subsidiaries is a partner or stockholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (c) owes any money to, the Company or any of its Subsidiaries or (d) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company and the Securityholders as follows:

         5.1 ORGANIZATION. Buyer (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware,
(b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and
(c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not be reasonably likely to have a Material Adverse Effect on Buyer).

         5.2 AUTHORITY AND ENFORCEABILITY. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms and conditions, except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         5.3 NO VIOLATIONS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Buyer with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Buyer under, any provision of
(a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture applicable to Buyer or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.4 are duly and timely obtained or made, any laws (including common law), statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of Buyer, as may be in effect on the date of this Agreement or the Closing

Date, other than any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

         5.4 CONSENTS AND APPROVALS. No Third-Party Consent of, or registration, declaration or filing with, any Person is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated herein, except for (a) such Third-Party Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement and (b) such other Third-Party Consents, the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect on Buyer.

         5.5 LITIGATION. There is no action, suit or judicial or administrative proceeding pending or, to the knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Buyer.

         5.6 FUNDING. Buyer has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (i) the Closing Aggregate Purchase Price to each Securityholder and (ii) all expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         5.7 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Buyer and for which the Company will have any obligation or liability.

                                    ARTICLE 6
                                    COVENANTS

         6.1      CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING.

                  (a) Except as contemplated by this Agreement or the matters disclosed on the Company Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld), during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any of its Subsidiaries to take any action except in the ordinary course of business and the Company shall, and shall cause its Subsidiaries to use all reasonable efforts to preserve intact in all material respects the respective business organizations, assets, prospects and advantageous business relationships of the Company and its Subsidiaries and to maintain satisfactory relationships with their respective licensors, licensees, suppliers, contractors, distributors and customers. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the matters disclosed on the Company Disclosure Schedule, the Company shall not, and shall not cause or permit any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing and except as set forth on the Company Disclosure Schedule or the transactions contemplated by this Agreement, the Company shall not, and shall not cause or permit any of its Subsidiaries to:

                           (i)      (A) declare, set aside or pay any dividends
on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of the Company's or any of its Subsidiary's capital stock (other than dividends or distributions by a Subsidiary to the Company), (B) effect any reorganization or recapitalization or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) except for repurchases pursuant to the Company's Option Plan effective as of March 10, 2000, as amended, directly or indirectly offer to or purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii)     offer, issue, deliver, sell, grant, pledge,
transfer or otherwise encumber or dispose of or subject to any Lien or limitation on voting rights (A) any shares of the Company's or any of its Subsidiary's capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company common stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

                           (iii)    propose or adopt any amendments to its
articles of incorporation or bylaws or amend or otherwise modify the terms of any outstanding capital stock, securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire such securities of the Company or any of its Subsidiaries the effect of which will make such terms more favorable to the holders thereof;

                           (iv)     expand, or fail to maintain, its planned
level of drilling and completion activities with respect to properties that it operates in accordance with the drilling schedule covering the next 90 days that the Company has provided to Buyer and that identifies the wells to be drilled during such period, except to the extent the Company reasonably believes such activities would result in a default of a covenant under the Bank Credit Agreement or where it would be reasonable for a prudent operator to change drilling locations, delay or accelerate drilling of specific wells or change the order of drilling of wells to maximize the efficiency of the drilling program and/or to minimize risks and/or costs of such program, provided that such change, delay or acceleration in such program is discussed at an operational meeting of the Company at which Buyer has a representative and reasonable operational consensus is achieved, or fail to continue to participate in the ordinary course of business in drilling, workover, completion and recompletion activities with respect to properties it does not operate without prior notification to Buyer;

                           (v)      (A) merge, consolidate, combine, dissolve or
liquidate or resolve to or publicly announce an intention to do any of the foregoing, (B) (other than through the exercise of a consent right under the terms of a joint operating agreement) acquire or agree to acquire, directly or indirectly by merger, consolidation, equity interest purchase or otherwise, any producing oil and gas properties, or enter into or acquire any new non-producing oil and gas leases, or (C) enter into or acquire any renewals of non-producing oil and gas leases;

                           (vi)     (A) grant to any employee, officer or
director of the Company or any Subsidiaries (including HRM) any increase in compensation or pay any bonus or other benefit (other than the $2,000,000 of release and bonus payment amounts included in the Company Transaction Costs),
(B) establish, adopt or enter into any agreement or plan that would constitute a Company Employee Benefit Plan (if it had been in effect on the date hereof), any collective bargaining agreement, or other labor union agreement or amend any Company Employee Benefit Plan, collective bargaining agreement or other labor union agreement or (C) grant any severance or termination pay;

                           (vii)    make any change in accounting methods,
principles or practices in effect at December 31, 2003, except as required by a change in GAAP;

                           (viii)   sell, lease (as lessor), license, farm out,
encumber or otherwise dispose of (other than through the exercise of a non-consent right under the terms of a joint operating agreement) or subject to any Lien other than Permitted Encumbrances any properties or assets, except for sales of produced Hydrocarbons or for sales of tangible equipment or inventory of not more than $50,000;

                           (ix)     (A) incur, create, assume, guarantee or
otherwise become liable for any indebtedness except (x) trade debt in the ordinary course of business and (y) pursuant to existing credit facilities or arrangements or any extensions, renewals or redeterminations thereof, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other Person;

                           (x)      make or change any material Tax election or
settle or compromise any material Tax liability or refund or change any of its methods of reporting income or deductions for U.S. federal tax purposes except as may be required by Applicable Law;

                           (xi)     (A) pay, discharge, settle or satisfy any
claims, liabilities, obligations or litigation other than insured claims or liabilities, repayments of borrowings under the Bank Credit Agreement or the payment, discharge, settlement or satisfaction, in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company provided to Buyer prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business or (B) cancel or forgive any indebtedness to the Company or any Subsidiary;

                           (xii)    permit any material insurance policy naming
it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

                           (xiii)   enter into any material renewal of,
modification to or amendment to, or terminate any Material Agreement, or waive, delay the exercise of, assign or release any material rights or claims thereunder, except as otherwise permitted above in this Section 6.1, or enter into or amend in any material manner any agreement or commitment with any former or present director, officer or employee of the Company or any Subsidiary or with any affiliate of any of the foregoing persons;

                           (xiv)    except as contemplated in the Capital Budget
(2004), none of the Company and its Subsidiaries shall make any capital expenditure without the prior consent of Buyer;

                           (xv)     none of the Company and its Subsidiaries
will modify, renew or amend the terms of or close out any of its positions under its existing Product Hedging Contracts or enter into any new hedging position or any other agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement or other derivative security;

                           (xvi)    transfer or assign to HRM, or cause or allow
HRM to transfer or assign to the Company or any of its Subsidiaries, any assets, properties, rights or obligations other than as specifically provided in Section 2.6; or

                           (xvii)   authorize, or commit or agree to take, any
of the foregoing actions or take any action that would (y) make any representation or warranty in Article 3 or Article 4 hereof untrue or incorrect in any material respect, or (z) result in any of the conditions set forth in
Article 7 hereof not being satisfied.

                  (b) Notwithstanding anything in Section 6.1(a) to the contrary, in the event of an emergency with respect to the Ownership Interests, the Company and its Subsidiaries may take such action as a prudent operator would take to protect life, health, the environment or property and shall notify Buyer of such action promptly thereafter.

                  (c) Notwithstanding anything in Section 6.1(a) to the contrary, prior to the Closing the Company and its Subsidiaries shall, with respect to their respective obligations under the Furst Ranch Exploration Agreement and the Furst Ranch Oil and Gas Lease that are necessary to extend such agreements to the second phase of drilling commitments, (i) obtain all necessary Third-Party Consents for the drilling of two additional wells and (ii) drill and case such wells in accordance with the drilling plans therefor so that such wells may be subsequently completed. In addition, the Company and its Subsidiaries shall use their reasonable best efforts to cause Enbridge to begin in earnest its work (including clearing and trenching operations and laying pipe) such that it is reasonably certain that the Furst Ranch Exploration Agreement and the Furst Ranch Oil and Gas Lease will be extended to the second phase of drilling commitments.

                  (d) Notwithstanding anything in Section 6.1(a) to the contrary, prior to the Closing the Company shall cause its Subsidiary Cortez Operating Company to further amend its amended certificate of incorporation to delete Article XI thereof relating to "Control Share Acquisitions" and any related provisions.

                  (e) The Company and its Subsidiaries shall report periodically to Buyer regarding the status of their business, operations and financial condition, such reporting to include any changes in production, transportation or processing imbalances with respect to the Ownership Interests.

         6.2      ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

                  (a) From the date hereof until the Closing, the Company shall afford to Buyer and the Buyer Representatives, at Buyer's sole risk and expense, reasonable access, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of business of the Company or any of its Subsidiaries, to all of the assets, properties, books and records, contracts, facilities, audit and tax work papers, information systems and computer networks, and payroll records of the Company or any of its Subsidiaries (including access to the Operated Properties to conduct Environmental and Regulatory Assessments) and to any of the directors, officers, personnel or professional advisors (including the Company's independent public accountants) of the Company or any of its Subsidiaries and shall, upon reasonable request, furnish promptly to Buyer (at Buyer's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning the Company or any of its Subsidiaries (or any of their respective assets) that is within the possession or control of the Company or any of its Subsidiaries. The Company and its Subsidiaries shall instruct Ernst & Young LLP, the Company's independent accountants, to reasonably cooperate with Buyer in connection with Buyer's evaluation of the business, operations and financial condition of the Company and its Subsidiaries. In that connection, the Company and its Subsidiaries shall promptly provide to Ernst & Young LLP such waivers, releases or other documentation as may be reasonably necessary to effectuate the purposes and intents of the preceding sentence.

                  (b) Notwithstanding anything in this Section 6.2 to the contrary, (i) the Company shall not be obligated under the terms of this Section
6.2 to disclose to Buyer or the Buyer Representatives, or grant Buyer or the Buyer Representatives access to, information that is within the Company's possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and the Company, to the extent reasonably requested by Buyer, will use its reasonable efforts to obtain any such consent and (ii) is subject to an attorney/client or attorney work product privilege ("Company Privileged Information"); provided, however, that with respect to any information that the Company claims is Company Privileged Information, the Company agrees to describe such information as fully and completely as reasonably possible without resulting in the loss of such privilege or disclosing specific legal advice and to reasonably cooperate with Buyer in providing additional information reasonably requested by Buyer, in as much detail as reasonably possible while maintaining the confidential or privileged nature of such information.

         6.3 ENVIRONMENTAL STUDIES. The Company hereby acknowledges Buyer's right to conduct a Phase I environmental analysis (as contemplated by the most recent version of ASTM 1527E) of the Operating Properties. Notwithstanding anything to the contrary contained herein, prior to the Closing, no further inspections, including invasive or intrusive samplings or studies, may be conducted by Buyer, its Affiliates or any of their respective representatives with respect to any properties of the Company or its Subsidiaries without the consent of the Company, which consent may be withheld in the Company's sole and absolute discretion. The Company shall advise Buyer as to whether it consents to such further inspections within three calendar days of Buyer's written request to conduct same.

         6.4 THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding any obligation to make any payments, to obtain Third-Party Consents under the Material Agreements that are required to permit the consummation of the transactions contemplated by this Agreement.

         6.5      PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY.

                  (a) Prior to the Closing, the Company and Buyer shall consult with each other before any of them issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement; provided, however, that such approval shall not be required where such release or announcement is required by any laws (including common law), statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company or Buyer; and provided further, that either the Company or Buyer may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

                  (b) From and after the date hereof, each Restricted Party agrees, severally and not jointly with any other Person, to keep confidential and protect, and not divulge or otherwise allow access to any and all information of the Company or any of its Subsidiaries relating to or arising out of the business or operations of the Company and its Subsidiaries, including any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any such information (the "Confidential Information"). Each Restricted Party agrees, severally and not jointly with any other Person, that such Confidential Information constitutes a unique and valuable asset, and that any disclosure of such Confidential Information in breach of this Section 6.5(b) would be wrongful and would cause irreparable harm to Buyer. The foregoing obligations of confidentiality will not apply to any Confidential Information (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by any Restricted Party, (ii) that a Restricted Party receives from a third party without obligation of confidentiality, (iii) that a Restricted Party independently develops after Closing or (iv) that is learned or developed by a Restricted Party as a result of his or its general experience in the oil and gas business. Each Restricted Party agrees, severally and not jointly with any other Person, that the provisions and restrictions contained in this Section 6.5(b) are necessary to protect the legitimate continuing interests of Buyer in acquiring the Company and entering into this Agreement, that the covenants in this Section 6.5(b) have been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive or other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security). All obligations arising under this Section 6.5(b) shall terminate in full as of the first anniversary of the Closing Date.

         6.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it has knowledge that has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement and (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         6.7 NO NEGOTIATIONS. None of the Securityholders, the Company, its Subsidiaries nor their officers, directors, employees, Affiliates, stockholders, representatives, agents, nor anyone acting on behalf of any of them shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, provide any nonpublic information or assistance to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) concerning any merger, sale of assets, purchase or sale of equity securities or similar transaction involving, directly or indirectly, the Company or its Subsidiaries unless this Agreement is terminated pursuant to and in accordance with Article 8. The Company shall notify Buyer of such inquiries or proposals (including in such notification the identity of the Person making the inquiry or proposal and the terms thereof), if any, and of any subsequent communications by the Person making such inquiry or proposal, in each case within 24 hours of the making thereof.

         6.8 ACCESS TO INFORMATION. From and after the Closing Date, Buyer shall, and shall cause the Company and each of its Subsidiaries to, during normal business hours and upon reasonable notice, make available to each Securityholder and their respective representatives (including counsel and independent auditors) reasonable access to all financial and Tax information, files, documents and records (written and computer) of the Company and its Subsidiaries, to the extent that such access is reasonably required in order for a Securityholder to comply with a Tax or other legally required reporting obligation or Tax or legal dispute (excluding any such dispute in which the Company, Buyer or any of their Affiliates may be an adverse party) arising out of any period prior to and including the Closing Date. Any such access shall be at the sole cost and expense of the respective Securityholder.

         6.9 INVESTIGATION AND AGREEMENT BY BUYER; NO OTHER REPRESENTATIONS OR WARRANTIES.

                  (a) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their respective businesses and operations, and Buyer has been furnished with or given full access to such information about the Company and its Subsidiaries and their respective businesses and operations as they requested. In connection with Buyer's investigation of the Company and its Subsidiaries and their respective businesses and operations, Buyer and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or its representatives and (iv) Buyer will not (and will cause all of its Subsidiaries and other Affiliates and all other Persons acting on its behalf to not) assert any claim or cause of action against the Company, its Subsidiaries or any of the Company's direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto.

                  (b) Buyer agrees that, except for the representations and warranties in Articles 3 and 4 of this Agreement, neither the Company nor any of its respective Affiliates has made and shall not be deemed to have made to Buyer or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, Buyer is not relying upon any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer, its Affiliates or their respective counsel, accountants, advisors, lenders or other representatives.

                  (c) The Company acknowledges and agrees that except for the representations and warranties made by Buyer as expressly set forth in this Agreement, neither Buyer nor any of its Affiliates has made and shall not be construed as having made to the Company or any Affiliate thereof any representation or warranty of any kind.

         6.10     INDEMNIFICATION.

                  (a) From and after the Closing, each of the Securityholders shall, severally and not jointly, indemnify, defend and hold harmless the Company, Buyer and their Affiliates and each of their respective directors, officers, employees, controlling persons, agents and representatives (the foregoing references to Affiliates, directors, officers, employees, controlling persons, agents and representatives being only to such Persons having such relationships or acting in such capacities after the Closing) and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys', experts' and consultants' fees and expenses as well as reasonable costs of investigation, sampling and defense) (collectively, "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result or arising out of any breach of any representation or warranty contained in Article 3.

                  (b) HRM hereby acknowledges and agrees that it is responsible for all employment and employee benefit-related liabilities and obligations (other than the obligation to make monthly payments pursuant to the Seal Agreement), whenever arising, related to (i) individuals performing services for the Company, any of its Subsidiaries or any ERISA Affiliate at any time prior to the Closing and (ii) employee benefit plans or arrangements of any kind with respect to any such individuals, including for purposes of clauses (i) and (ii), (A) any obligation pursuant to COBRA (or any equivalent state continuation coverage requirement) to provide post-employment group health plan coverage to any employee or former employee of the Company or any Subsidiary, and (B) any obligation for any income and employment Tax withholding, reporting or payment obligations (including FICA, Medicare and FUTA) and any contributions to the HRM 401(k) Plan, in each case relating to the payment(s) provided for in
Section 2.1(g). From and after the Closing, HRM shall indemnify, defend and hold harmless the Buyer Indemnitees from and against all Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result or arising out of (I) the matters described in the preceding sentence, (II) any other liability or obligation of HRM and (III) any of the Excluded Assets.

         6.11     INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  (a) On and following the Closing, Buyer shall cause the Company (or its successors and assigns) to indemnify the officers and directors of the Company and its Subsidiaries to the same extent as any such entity is required to indemnify any such person pursuant to its certificate of incorporation or by-laws as in effect on the date of this Agreement.

                  (b) On and following the Closing, Buyer shall cause the Company (or its successors and assigns) to perform the indemnification obligations under the agreements identified on Schedule 6.11(b) of the Company Disclosure Schedule.

         6.12 COMPLIANCE WITH FURST RANCH EXPLORATION AGREEMENT. Buyer acknowledges and understands the "tag along" and related rights (the "Tag-Along Rights") of Jack D. Furst pursuant to Section 8 of the Furst Ranch Exploration Agreement that are triggered upon execution of this Agreement and in connection therewith Buyer hereby agrees as follows:

                  (a) Buyer hereby acknowledges that Schedule 1.1-A sets forth the Allocated Value of the Company's 50% working interest in the Furst Ranch Oil and Gas Lease; and

                  (b) on and following the Closing Date, Buyer shall cause the Company to comply in all respects with the Tag-Along Rights.

                                    ARTICLE 7
                                   CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of the Company, Securityholders and Buyer to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Consents and Approvals. All Third-Party Consents imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, occurred or been filed.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

                  (c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

                  (d) Adjustments. Buyer and the Company shall have reached an agreement or an arbitrative order shall have been obtained as to amounts for adjustment pursuant to Section 2.4 (including the sufficiency of any cure pursuant to Section 2.4(c)) and Section 2.5(c).

         7.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company and the Securityholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that the requirements of the preceding clause shall be deemed to have been satisfied (i) with respect to the first $1,250,000 of value attributed to breaches of representations and warranties (without giving effect to knowledge qualifications or the materiality qualifications described in Section 2.4(b)(i) or disclosures made on Schedule
4.16 of the Company Disclosure Schedule as provided in Section 2.4(b)(i)), (ii) to the extent that an adjustment to the Total Preliminary Aggregate Purchase Price has been made in respect of an asserted Rep and Warranty Defect in accordance with Section 2.4 or (iii) with respect to a breach of a representation or warranty that was made known in writing to Buyer by the Company not later than the fifth calendar day prior to the Notice Date and was not raised in a Defect Notice. Buyer shall have received a certificate signed on behalf of each Securityholder to such effect with respect to such Securityholder's representations and warranties in Article 3. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect with respect to the representations and warranties in Article 4.

                  (b) Covenants of the Company and the Securityholders. The Company and the Securityholders shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

                  (c) Furst Ranch Matters. The covenant in Section 6.1(c) shall have been performed in all respects, and Enbridge shall have begun in earnest its work (including clearing and trenching operations and laying pipe) such that it is reasonably certain that the Furst Ranch Exploration Agreement and the Furst Ranch Oil and Gas Lease will be extended to the second phase of drilling commitments.

                  (d) Closing Deliveries. The Company and the Securityholders, as applicable, shall have delivered to Buyer all documents, instruments, certificates or other items required to be delivered at the Closing by the Company and the Securityholders, as applicable, pursuant to this Agreement.

         7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SECURITYHOLDERS. The obligation of the Company and Securityholders to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the President or the Chief Financial Officer of Buyer to such effect.

                  (b) Covenants of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement at or prior to the Closing Date, and the Securityholders shall have received a certificate signed on behalf of Buyer by the President or the Chief Financial Officer of Buyer to such effect.

                  (c) Closing Deliveries. Buyer shall have delivered to the Securityholders all documents, instruments, certificates or other items (including the Closing Aggregate Purchase Price) required to be delivered at the Closing by Buyer pursuant to this Agreement.

                                    ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated prior to the Closing and the transactions contemplated hereunder may be abandoned at any time prior to the Closing Date:

                  (a)      by mutual written consent of Buyer and the Company;

                  (b) by Buyer if the Company refuses to consent to Buyer's conducting further inspections, including invasive or intrusive samplings and studies, as contemplated by Section 6.3 hereof;

                  (c)      by either Buyer or the Company:

                           (i)      if the aggregate of all adjustments pursuant
to Sections 2.4 and 2.5(a)(i) would result in a reduction to the Total Preliminary Aggregate Purchase Price by more than $5,000,000;

                           (ii)     if there shall have been any breach by the
other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to the failure of a condition to the Closing hereunder;

                           (iii)    if a court of competent jurisdiction or
other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Buyer and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iv)     if the Closing shall not have occurred on or
before June 30, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Buyer, the Company or any Securityholder or their respective Affiliates, officers, directors, employees or stockholders, except (a) Article 8 and Article 10 shall survive such termination and (b) no such termination shall relieve any party from liability for breach of any term or provision hereof, provided that no party shall have any liability or obligation hereunder in the event of a termination of this Agreement pursuant to
Section 8.1(b) or 8.1(c)(i).

         8.3 RETURN OF DOCUMENTATION. Following termination of this Agreement in accordance with Section 8.1, Buyer shall return to the Company all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Company or any of its Subsidiaries or other Affiliates provided to Buyer or any Buyer Representatives in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 9
                           LIMITATIONS ON COMPETITION

         9.1 PROHIBITED ACTIVITIES. Each member of the Restricted Group agrees, severally and not jointly with any other Person, that except as otherwise provided herein such member of the Restricted Group will not, during the period beginning on the date hereof and ending with respect to the covenants set forth in Sections 9.1(a)(i), 9.1(a)(ii), 9.1(b) (insofar as it pertains to a Relevant Geographic Area described in Section 9.1(a)(i) or 9.1(a)(ii)) and 9.1(c) (insofar as it pertains to a Relevant Geographic Area described in Section 9.1(a)(i) or 9.1(a)(ii)), on the first anniversary of the Closing Date, and with respect to the covenants set forth in Section 9.1(a)(iii), 9.1(b) (insofar as it pertains to a Relevant Geographic Area described in Section 9.1(a)(iii)) and 9.1(c) (insofar as it pertains to a Relevant Geographic Area described in Section 9.1(a)(iii)) below, on the date six months immediately following the Closing Date (as applicable, the "Restricted Period"), directly or indirectly, for any reason, for such member's own account or on behalf of or together with any other Person: (a) acquire, for such member's own account or the account of any business in which he owns more than 1% of the outstanding capital stock, (i) in the case of Ownership Interests in Operated Properties in Denton County, Texas and Tarrant County, Texas, any interest in any oil or natural gas property within a one-mile radius of any such Operated Properties,
(ii) in the case of all other Ownership Interests in Operated Properties, any interest in any oil or natural gas property on which such Ownership Interests are located or (iii) in the case of Ownership Interests that are not in Operated Properties, any interest in any oil or natural gas property on which such Ownership Interests are located (collectively, the "Relevant Geographic Area"),
(b) accept employment, advise, assist or render service in any way to any Person that competes directly with the Company in the acquisition, exploration, development, exploitation or production of oil and natural gas in the Relevant Geographic Area or (c) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be directly competitive with the acquisition, exploration, development, exploitation or production activities of the Company or any of its affiliated companies in the Relevant Geographic Area. Notwithstanding the foregoing, the provisions set forth in this
Section 9.1 shall not apply or otherwise restrict any member of the Restricted Group from acquiring any ownership interest in property included in the Relevant Geographic Area and otherwise restricted pursuant to this Section 9.1 if such property (A) is not an Operated Property or the acquired ownership is in the form of a royalty interest and (B) does not have a PV-10% value in the Reserve Report of greater than $250,000. Notwithstanding the foregoing, any member of the Restricted Group may own and hold as a passive investment up to 5% of the outstanding capital stock of a competing Person if that class of capital stock is listed on a national stock exchange or included in the Nasdaq National Market. Further, notwithstanding the foregoing, each member of the Restricted Group may acquire interests in properties that are within the Relevant Geographic Area (other than properties within the boundaries of the real property described in the Furst Ranch Oil and Gas Lease) and otherwise restricted pursuant to this Section 9.1(a) (collectively, the "Restricted Properties") if such acquisition transaction is with one or more third parties and the Restricted Properties do not constitute more than 20% of the aggregate value of such acquisition transaction. For purposes of this Section 9.1, the word "acquire" and correlative terms shall mean and include all direct and indirect acquisitions, whether individually or through or in combination with another Person, and whether consummated through a purchase, lease, merger, consolidation, exchange, business combination or other transaction, in a single transaction or series of transactions.

         9.2 INJUNCTIONS AND RESTRAINING ORDERS. Because of the difficulty of measuring economic losses to Buyer as a result of any breach by a member of the Restricted Group of such member's covenants in Section 9.1, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each member of the Restricted Group agrees that Buyer may enforce the provisions of Section 9.1 by injunctions and restraining orders against that member if such member breaches any of those provisions.

         9.3      RESTRAINT. The parties hereto each agree that Sections 9.1 and
9.2 impose a reasonable restraint on the Restricted Group in light of the activities and business of Buyer on the date hereof and the current business plans of Buyer.

         9.4 SEVERABILITY; REFORMATION. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant in this Article 9 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article 9. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 9.1 are unreasonable as applied to any member of the Restricted Group, the parties hereto, including that member of the Restricted Group, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that member and any other member of the Restricted Group similarly situated.

         9.5 INDEPENDENT COVENANT. All the covenants in this Article 9 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any member of the Restricted Group against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Article 9. It is specifically agreed that the period specified in Section 9.1 shall be extended in the case of each member of the Restricted Group by the time during which that member is in violation of any provision of Section 9.1. The covenants contained in this Article 9 shall not be affected by any breach of any other provision hereof by any party hereto.

         9.6 MATERIALITY. The Company and each member of the Restricted Group, severally and not jointly with any other Person, hereby agree that this
Article 9 is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as expressly provided in Section 6.10, none of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Except as expressly provided in Section 2.4 and Section 6.10, the representations and warranties contained herein are to serve only as a basis for a party to assert, under Article 7, that the conditions to Closing have not been met and, under Article 8, that it has a specified termination right. Accordingly, after Closing and except as provided in Section 6.10 no party hereto shall have any liability to any other party hereto based upon any representation or warranty made herein or in any instrument delivered pursuant to or in connection with this Agreement. After the Closing, the provisions of Section 6.10 shall be Buyer's sole and exclusive remedy with respect to any breach of any representation, warranty or covenant of the Company, HRM or any Securityholder.

         10.2 AMENDMENT AND MODIFICATION. This Agreement may only be amended by written agreement of the Company, Buyer and the Securityholder Representative or, as provided in Section 10.19, the applicable Securityholder.

         10.3     NOTICES.

                  (a) Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission, by a reputable overnight delivery service company or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given upon receipt or written evidence of transmission by the sending party (or, if mailed, five Business Days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

                           (i)      If to Buyer:

                                    Encore Acquisition Company
                                    777 Main Street, Suite 1400
                                    Ft. Worth, Texas 76102
                                    Attention: President
                                    Facsimile: 817-877-1655

                                    with a copy to:

                                    Baker Botts L.L.P.
                                    910 Louisiana Street
                                    Houston, Texas 77002
                                    Attention: Sean T. Wheeler
                                    Facsimile: 713-229-7868

                           (ii)     If to the Company:

                                    Cortez Oil & Gas, Inc.
                                    2745 Dallas Parkway, Suite 220
                                    Plano, Texas 75093
                                    Attention: Chief Executive Officer
                                    Facsimile: 972-781-6505

                                    with a copy to:

                                    Vinson & Elkins L.L.P.
                                    2001 Ross Avenue, Suite 3700
                                    Dallas, Texas 75201
                                    Attention: A. Winston Oxley
                                    Facsimile: 214-999-7891

                           (iii)    If to Securityholders or the Securityholder
Representative:

                                    c/o C. Randall Hill
                                    Cortez Oil & Gas, Inc.
                                    2745 Dallas Parkway, Suite 220
                                    Plano, Texas 75093
                                    Facsimile: 972-781-6505

                                    with a copy to:

                                    Vinson & Elkins L.L.P.
                                    2001 Ross Avenue, Suite 3700
                                    Dallas, Texas 75201
                                    Attention: A. Winston Oxley
                                    Facsimile: 214-999-7891

                  (b) Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

         10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.5 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         10.6 ATTORNEYS' FEES. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney's fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

         10.7 TIME. Time is of the essence in each and every provision of this Agreement.

         10.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

         10.9 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement and the Confidentiality Agreement.

         10.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         10.11 ASSIGNMENT. Except with respect to certain rights and obligations assigned to the Securityholder Representative as provided by this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.12 WAIVERS. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this

Agreement, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         10.13 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purpose and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms; provided, however, immediately after the Closing Date, the Confidentiality Agreement shall automatically terminate without any further action by any party thereto.

         10.14 INCORPORATION. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

         10.15 COOPERATION AFTER CLOSING. Each party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another party in order to carry out the intent and purpose of this Agreement.

         10.16    RULES OF CONSTRUCTION.

                  (a) Each of the parties acknowledges that it has been represented, or has been advised of its right to be represented, by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

                  (b) The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company or its Subsidiaries. Any headers, footers or other references indicating a date as of which any schedule or any list, memorandum, spreadsheet or other attachment to any schedule was prepared or otherwise purporting to indicate any date as of which any such information speaks shall have no effect on the dates or times as of which any representation or warranty in this Agreement is made. The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure
Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is readily apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

                  (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

         10.17 EXPENSES AND OBLIGATIONS. Except as otherwise set forth herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses. As provided in Section 2.1, Buyer shall pay the Company Legal Costs on the Closing Date. If any Company Legal Costs are submitted to the Company after the Closing Date, such fees shall be paid by the Securityholders, pro rata in accordance with their ownership of the Shares immediately prior to Closing.

         10.18 RELEASE. Subject to the limitations set forth in the last sentence in this Section 10.18, as of the Closing Date each Securityholder shall be deemed to unconditionally and irrevocably release and forever discharge, effective as of and forever after the Closing Date, to the fullest extent permitted by laws (including common law), statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the Securityholder, each of Buyer and its Subsidiaries, the Company and its Subsidiaries (other than HRM) and their respective officers, directors, employees, agents, counsel and representatives (collectively, the "Released Parties") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever that Securityholder may possess (collectively, "Pre-Acquisition Claims") against the Company and its Subsidiaries (other than HRM), if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring on or prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Acquisition Matters"), including: (a) claims by the Securityholder with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Securityholder is a party; and (c) claims by the Securityholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Securityholder's employment with the Company or any of its Subsidiaries (other than HRM), the cessation of that employment, the Securityholder's status as an officer, director, stockholder or optionholder of the Company or otherwise. Each Securityholder further agrees, from and after the Closing Date, not to file or bring any claim before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Released Party. Each Securityholder (a) acknowledges that such Securityholder fully comprehends and understands all the terms of this Section 10.18 and their legal effects and (b) expressly represents and warrants that (i) such Securityholder is competent to effect the release made in this Section 10.18 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (ii) such Securityholder had the opportunity to consult with an attorney of such Securityholder's choice regarding this Section 10.18. Notwithstanding the foregoing, this Section 10.18 shall not affect the rights and remedies of the Securityholders with respect to (A) this Agreement, including Section 6.11 and (B) any rights against HRM.

         10.19    APPOINTMENT OF ATTORNEY-IN-FACT.

                  (a) C. Randall Hill (the "Securityholder Representative") (and any successor appointed to act on its behalf in accordance with this Section 10.19), hereby is appointed, authorized and empowered to act, on behalf of the Securityholders, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the related transaction documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement.

                  (b) Buyer and its Subsidiaries shall be entitled to rely exclusively upon the communications of the Securityholder Representative relating to the communications of the Securityholders. Buyer need not be concerned with, and shall be entitled to rely on, the authority of the Securityholder Representative to act on behalf of all Securityholders hereunder, and shall not be held liable or accountable in any manner for any act or omission of the Securityholder Representative in such capacity.

                  (c) Except as set forth in the following sentence, the Securityholder Representative may enter into and grant any amendments, modifications, waivers or consents with respect to this Agreement and the related transaction documents. Notwithstanding the foregoing, the parties acknowledge and agree that (i) the Securityholder Representative may not enter into or grant any amendments, modifications, waivers or consents with respect to this Agreement unless such amendments, modifications, waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent which does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.

                  (d) Notwithstanding anything to the contrary herein, the Securityholders Representative in its role as Securityholder Representative shall have no liability whatsoever to the Company or Buyer.

                  (e) In the event of the death, disability or incapacity of the Securityholder Representative, the Securityholders may appoint a substitute therefor. The Securityholders shall act by majority vote in interest. Each Securityholder, by his or her execution of this Agreement, hereby irrevocably appoints the Securityholder Representative as his or her agent, proxy and attorney-in-fact for all purposes of this Agreement.

                  (f)      The grant of authority provided for in this Section
10.19 is coupled with an interest and is being granted, in part, as an inducement to the parties to enter into this

Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto.

         10.20    ARBITRATION.

                  (a) Any dispute arising under Sections 2.4 or 2.5(c), which cannot be resolved by mutual agreement, shall be resolved exclusively by final and binding arbitration in the State of Texas, County of Tarrant, in accordance with the commercial arbitration rules of the AAA, except as otherwise provided herein. Either Buyer or the Company may invoke arbitration of such issue by serving on the other party a written notice of arbitration (the "Arbitration Notice"), which shall specify with reasonable detail (i) the issues in dispute, (ii) the claims asserted, (iii) the remedies sought by the party invoking arbitration and (iv) the name of such party's chosen arbitrator. Within five (5) Business Day of receipt of the notice, the receiving party shall (A) select its arbitrator and (B) notify the party who shall have given the Arbitration Notice. Within five (5) Business Days thereafter, the two arbitrators so chosen shall choose a third arbitrator. Each arbitrator shall have general experience in the oil and gas industry.

                  (b) The decision of the arbitrators shall be rendered within fifteen (15) days following the appointment of the third arbitrator. All decisions of the arbitrators shall be by a majority vote. Each of Buyer and the Company shall pay the fees and expenses of the arbitrator chosen by such party and shall pay one-half of the fees and expenses of the third arbitrator.

                  (c) A judgment on the award by the arbitrators may be entered by any court having jurisdiction thereof.

                  (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others (other than the Securityholders and their respective representatives), or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                  ENCORE ACQUISITION COMPANY

                                  By: /s/ Robert S. Jacobs
                                     -------------------------------------------
                                  Name: Robert S. Jacobs
                                  Title: Senior Vice President

                                  CORTEZ OIL & GAS, INC.

                                  By: /s/ C. Randall Hill
                                     -------------------------------------------
                                          C. Randall Hill
                                          Chief Executive Officer

                                  NATURAL GAS PARTNERS V, L.P.

                                  By: G.F.W. Energy V, L.P., its general partner

                                  By: GFW V L.L.C., its general partner

                                          By: /s/ Kenneth A. Hersh
                                             ----------------------------------
                                                  Kenneth A. Hersh
                                                  Authorized Member

                                  /s/ C. Randall Hill
                                  ----------------------------------------------
                                  C. Randall Hill

                                  /s/ R. Cory Richards
                                  ----------------------------------------------
                                  R. Cory Richards

                                  /s/ David C. Myers
                                  ----------------------------------------------
                                  David C. Myers

                                  /s/ Randall K. Click
                                  ----------------------------------------------
                                  Randall K. Click

                                  /s/ Todd G. Laney
                                  ----------------------------------------------
                                  Todd G. Laney

                                  /s/ Roxanne W. Hicks
                                  ----------------------------------------------
                                  Roxanne W. Hicks

                                  /s/ Robert Brandon Hussing
                                  ----------------------------------------------
                                  Robert Brandon Hussing

                                  /s/ James A. Smith
                                  ----------------------------------------------
                                  James A. Smith

                                  HRM RESOURCES, INC., SOLELY FOR PURPOSES OF
                                  SECTIONS 2.1(g), 2.6, 6.1(a)(vi) AND (xvi),
                                  6.5(b) AND 6.10(b)

                                  By: /s/ C. Randall Hill
                                     -------------------------------------------
                                          C. Randall Hill
                                          Chief Executive Officer